Exhibit 10.1

EXECUTION COPY

CONTRIBUTION AND SALE AGREEMENT

By and Among

Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company,

Davison Terminal Service, Inc., Sunshine Oil & Storage, Inc., T&T Chemical, Inc., Fuel

Masters, LLC, TDC, L.L.C. and Red River Terminal, L.L.C.

(Sellers)

and

Genesis Energy, L.P.

(Buyer)

covering the acquisition directly or indirectly of substantially all of the assets constituting the

Davison Refinery Services, Terminaling,

Trucking and Transportation and Marketing Business

(Subject Assets)

April 25, 2007

i

	(e)	Damage or Condemnation	46
	(f)	Full Access	47
	(g)	HSR Act	47
	(h)	Title Commitments and Surveys	47
	(i)	Liens and Encumbrances	49
	(j)	Periodic Operating Information	49
	(k)	Insurance	49
	(l)	Termination of Associate Contracts	49
	(m)	Risk of Loss	49
	(n)	Employees	50
	(o)	Transfer Retained Assets, Excess Working Capital Assets, and Assumption of Retained Obligations Prior to Closing	54
	(p)	Limitations	54
	(q)	Amendment of Schedules	55
	(r)	AMEX Listing	55
	(s)	Cancellation of Letters of Credit	55
	(t)	Potential Reorganization Transactions	55

6.	Post-Closing Covenants		55
	(a)	General	55
	(b)	Retained Obligations	56
	(c)	Litigation Support	56
	(d)	Non-assignment; Holding Arrangement	56
	(e)	Ownership of Names; Change in Corporate Name	57
	(f)	Delivery and Retention of Records	58
	(g)	Collection of Receivables	58
	(h)	Buyer Partnership Agreement Amendment	58
	(i)	Rilla Terminal Rebuild	58
	(j)	S-3 Eligibility	59
	(k)	Transition Matters	59

7.	Buyer’s First Priority Lien on Pledged Units		59
	(a)	Grant of Lien	59
	(b)	Additional Lien Documents	59

8.	Conditions to Obligation to Close		59
	(a)	Conditions to Obligation of the Buyer	59
	(b)	Conditions to Obligation of Sellers	60

9.	Remedies for Breaches of this Agreement		61
	(a)	Survival of Representations, Warranties and Covenants	61
	(b)	Indemnification Provisions for Benefit of the Buyer	62
	(c)	Indemnification Provisions for the Benefit of Sellers	64
	(d)	Matters Involving Third Parties	65
	(e)	Indemnification if Negligence of Indemnitee; No Waiver of Rights or Remedies	66
	(f)	Determination of Amount of Adverse Consequences	66
	(g)	Tax Treatment of Indemnity Payments	66
	(h)	Exclusive Post-Closing Remedy	66
	(i)	Additional Remedy Matters	66

	(j)	Control by Sellers of Certain Retained Obligations	67

10.	Tax Matters		69
	(a)	Post-Closing Tax Returns	69
	(b)	Pre-Closing Tax Returns	69
	(c)	Straddle Periods	69
	(d)	Straddle Returns	69
	(e)	Claims for Refund	70
	(f)	Indemnification	70
	(g)	Cooperation on Tax Matters	70
	(h)	Certain Taxes	70
	(i)	Confidentiality	71
	(j)	Audits	71
	(k)	Control of Proceedings	71
	(l)	Powers of Attorney	72
	(m)	Remittance of Refunds	72
	(n)	Purchase Price Allocation	72
	(o)	Closing Tax Certificate	72
	(p)	Tax Protection	72

11.	Termination		73
	(a)	Termination of Agreement	73
	(b)	Effect of Termination	74

12.	Miscellaneous		74
	(a)	Confidentiality	74
	(b)	Insurance	75
	(c)	Expenses	75
	(d)	No Third Party Beneficiaries	76
	(e)	Succession	76
	(f)	Counterparts	76
	(g)	Incorporation of Exhibits and Schedules	76
	(h)	Joint and Several Obligations	76
	(i)	Set off Rights	76
	(j)	Remedies	76
	(k)	Headings	77
	(l)	Schedules	77
	(m)	Notices	77
	(n)	Governing Law; Venue; Service of Process; Waiver of Jury Trial	78
	(o)	Amendments and Waivers	79
	(p)	Severability	79
	(q)	Construction	79
	(r)	Entire Agreement	80
	(s)	Specific Performance	80
	(t)	Non-Recourse to General Partner	80

Exhibits and Schedules

Exhibit A:	Description of Subject Assets and Subject Leased Assets
Exhibit B:	Security Agreement
Exhibit C:	Unitholder Rights Agreement
Exhibit D:	Rilla Terminal
Exhibit E:	Tax Certificate
Schedule 1(a):	Subject Land
Schedule 1(b):	[Intentionally Omitted]
Schedule 1(c):	Buyer’s Knowledge Individuals
Schedule 1(d):	Sellers’ Knowledge Individuals
Schedule 1(e):	Product Inventory Amount and Valuation
Schedule 1(f):	Description of Certain Retained Contracts
Schedule 1(g):	EBITDA Calculation
Schedule 1(h):	Employment Agreement Personnel
Schedule 1(i):	Non-Compete Agreement Personnel
Schedule 1(j):	Other Matters
Schedule 1(k):	Certain Retained Contracts
Schedule 1(l):	Registration Rights Terms
Schedule 1(m):	Retained Assets
Schedule 3(a)(iii):	Noncontravention (Buyer)
Schedule 3(a)(xi):	Buyer Contracts
Schedule 3(a)(xiv):	Buyer Environmental Matters
Schedule 3(b)(ii):	Consents (Companies)
Schedule 3(b)(iii):	Noncontravention (Seller)
Schedule 4(a)(i):	Encumbrances (Parts I and II)
Schedule 4(a)(iii)	Condition of Subject Assets
Schedule 4(b)	Affiliate Services
Schedule 4(c)(i):	Capitalization
Schedule 4(c)(ii):	Encumbrances on Equity Interests
Schedule 4(d):	Subsidiaries
Schedule 4(e)(v):	Material Changes
Schedule 4(g):	Tax Matters
Schedule 4(h):	Company Contracts
Schedule 4(h)(iii):	Hedge Agreements
Schedule 4(i):	Permits
Schedule 4(j):	Litigation
Schedule 4(k):	Subject Real Property
Schedule 4(l):	Environmental Matters
Schedule 4(l)(ii):	Environmental Permits
Schedule 4(m):	Financial Statements
Schedule 4(n):	Encumbrances for Borrowed Money
Schedule 4(o):	Preferential Purchase Rights
Schedule 4(p):	Customers, Vendors and Suppliers
Schedule 4(q):	Intellectual Property

Schedule 4(r):	Receivables
Schedule 4(s):	Company Insurance Policies
Schedule 4(u)(i):	List of Employees
Schedule 4(u)(ii):	List of Retired Employees or Directors
Schedule 4(u)(iii):	List of Terminated Employees
Schedule 4(u)(v):	Limitations on Engaging in Certain Businesses
Schedule 4(v):	Adjusted Working Capital
Schedule 5(c):	Permitted Transactions
Schedule 5(n)(i):	Eligible Employees
Schedule 5(n)(vi):	Severance Pay
Schedule 5(s):	Cancellation of Letters of Credit
Schedule 8(a)(vi):	Seller Required Consents
Schedule 8(b)(vi):	Buyer Required Consents

v

CONTRIBUTION AND SALE AGREEMENT

This Contribution and Sale Agreement dated as of April 25, 2007 is by and among Genesis Energy, L.P., a Delaware limited partnership (the “Buyer”), on the one hand, and Davison Petroleum Products, L.L.C., a Louisiana limited liability company (“DPP”), Davison Transport, Inc., a Louisiana corporation (“Davison Transport”), Transport Company, an Arkansas corporation (“TransportCo”), Davison Terminal Service, Inc., a Louisiana corporation (“Terminal”), Sunshine Oil & Storage, Inc., a Louisiana corporation (“Sunshine”), T&T Chemical, Inc., an Arkansas corporation (“T&T”), Fuel Masters, LLC, a Texas limited liability company (“Fuel Masters”), TDC, L.L.C., a Louisiana limited liability company (“TDC”), and Red River Terminal, L.L.C., a Louisiana limited liability company (“Red River”) (except as otherwise provided herein, each a “Seller”, and collectively, the “Sellers”).

INTRODUCTION

1. The Sellers have developed a substantial private business that operates primarily in the refinery services, terminaling, trucking and transportation and marketing sectors;

2. The Buyer has developed a substantial public business that operates primarily in the crude oil transportation, gathering and marketing sector and industrial gases sector;

3. The Sellers and the Buyer believe their respective businesses are complementary and the value of such businesses could be enhanced by combining and continuing to grow them under a single public company;

4. To achieve such a combination and the related benefits, the Buyer desires to acquire, and each Seller desires to contribute and sell (or cause to be contributed and sold) to the Buyer, the Sellers’ private businesses described herein for a specified amount of cash and equity interest in the Buyer, as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions.

“Acquired Assets” means those DPP Assets, the Davison Transport Assets, the TransportCo Assets, the Terminal Assets, the Sunshine Assets and the T&T Assets that constitute Subject Assets, including the Acquired Equity Interests.

“Acquired Assets Assignment” means the Assignment Agreement in a form to be mutually agreed by the Buyer and Sellers to be entered into at the Closing.

“Acquired Companies” means Fuel Masters, TDC and Red River, and “Acquired Company” means one of the Acquired Companies.

“Acquired Company Employees” means employees of the Acquired Companies as of the Closing Date.

“Acquired Equity Interests” means all of the outstanding equity interests in the Acquired Companies.

“Adjusted Working Capital” means, with respect to the Subject Assets, the positive or negative amount derived by subtracting (without duplication) (i) the Assumed Obligations constituting trade payables and current liabilities from (ii) the Subject Assets constituting current assets (excluding from current assets in clause (ii) Product Inventory); provided, however, that the term “Adjusted Working Capital” shall not include (without duplication) the value of any (a) current assets or liabilities relating to Taxes (including any deferred Tax assets or liabilities), (b) current assets or liabilities relating to purchase accounting reserves, (c) Obligations otherwise included in Adjusted Working Capital and for which this Agreement allocates the ultimate economic costs or benefits to the Sellers (e.g., specified Straddle Period Taxes), (d) any current assets, trade payables, current liabilities or Obligations owed to or from any Company or any Affiliate thereof (including the Acquired Companies), and (e) any Retained Assets (including those Retained pursuant to any dividend, assignment or otherwise permitted by Section 5(o)) or Retained Obligations. For the avoidance of doubt, the Parties acknowledge and agree that no Party should be unjustly enriched or injured as a result of giving effect to a particular economic consequence more than once under this Agreement by way of inclusion in more than one of the terms Adjusted Working Capital (as of the Valuation Time), Purchase Price Increases or Purchase Price Decreases. By way of example, an item that is (or is deemed to be) included in the calculation Adjusted Working Capital as of the Valuation Time should not also be included as a separate component of either of the Purchase Price Increases or Purchase Price Decreases, because such item would already decrease or increase, as applicable, the Purchase Price due to its inclusion in Adjusted Working Capital.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Obligations, Taxes, liens, losses (including any diminution in value), expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding (except as provided in Section 9) punitive exemplary, special, indirect and consequential damages.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and in addition, with respect to the Buyer, each member or stockholder, or Affiliate of either, of Genesis GP. For purposes of this definition, the term “control” (including its derivatives) means the ability to direct the management or policies of such Person by ownership of voting interest, contract or otherwise and shall be construed as such term is used in the rules promulgated under the Securities Act; provided, however that, after the Closing (x) each Acquired Company will be deemed to be an Affiliate of the Buyer (not of any Seller), and (y) each Seller and each Person (other than any Acquired Company) who was an Affiliate of any Seller immediately before the Closing will be deemed not to be an Affiliate of the Buyer, and vice versa.

“Agreement” means this Contribution and Sale Agreement (including all Exhibits, Schedules and other attachments hereto) as the same may be amended, supplemented or otherwise modified from time to time.

“Approved Investigation” has the meaning set forth in Section 9(j).

“Associate” or “Associated” means (a) each Company, (b) each Affiliate of each Person described in (a) above, (c) each Person, if any, who is, directly or indirectly, the beneficial owner of 10% or more of the Equity Interest or any class of Equity Interest of each Person described in (a)-(b) above, (d) each Person in which each Person described in (a)-(c) above is, directly or indirectly, the beneficial owner of 10% or more of the Equity Interest or any class of Equity Interest of such Person, (e) each trust or other estate in which each Person described in (a)-(d) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (f) each director, manager, partner or officer of each Person described in (a)-(e) above and (g) each spouse or child living in the same household of each natural person described in (a)-(f) above.

“Assumed Obligations” means (a) current trade payables of each Company on and as of the Valuation Time to the extent they relate to the Subject Business and were both (1) incurred in the Ordinary Course of Business and (2) included in the Closing Statement and are included in the calculation of Adjusted Working Capital, (b) all Obligations of the Sellers under the Subject Contracts existing on the date hereof or entered into after the date hereof in accordance with Section 5(c) and a copy thereof was thereafter provided to the Buyer as provided by this Agreement, in each case to the extent such Obligations (i) relate to, arise from or are otherwise attributable to acts or omissions that are not prohibited under this Agreement and are attributable to facts, circumstances or events (including complete performance, partial performance or a failure to perform) occurring after the Valuation Time, (ii) do not arise from a violation of or a penalty or similar consequence under the relevant Subject Contract resulting from any act or omission of any Company on or prior to the Closing and (iii) were incurred in the Ordinary Course of Business, (c) all Obligations of Buyer with respect to Taxes in accordance with Section 10(f), (d) any Obligations attributable to the Acquired Companies or the Subject Assets that relate to the Subject Business and relate to, arise from, or are otherwise attributable to facts, circumstances or events occurring after the Closing, (e) the Employee Bonus Expense to the extent such amounts (i) have not been paid by Sellers prior to Closing and (ii) constitute a component of Purchase Price Decreases, and (f) other than those Obligations covered by (a) through (c) or (e) above, all Obligations (other than those described in clause (d), and those relating to any Retained Assets) of each Company to the extent they relate to the Subject Business and (x) relate to, arise from or are otherwise attributable to acts or omissions that are not prohibited under this Agreement and are attributable to facts, circumstances or events occurring after the Valuation Time and on or before the Closing, (ii) do not arise from a violation of or a penalty or similar consequence under any agreement or Law resulting from any act or omission of any Company on or prior to the Closing and (iii) were incurred in the Ordinary Course of Business. Notwithstanding the foregoing, Assumed Obligations shall not include any Obligations relating to, arising from or otherwise attributable to Sellers’ Transaction Costs, Indebtedness or any portion of the Business of the Companies not relating to the Subject Assets.

“Bank Loan” means loans under that certain Credit Agreement between TDC and JP Morgan Chase Bank, N.A. dated February 20, 2007, in the original principal amount of $92.9 million and evidenced by that certain promissory note dated February 20, 2007.

“Bank Loan Balance” means the amount outstanding under the Bank Loan from time to time.

“Business” means the operations, assets, liabilities, obligations, relationships and activities of the Companies or in any way relating to the Company Assets or reflected in the Financial Statements.

“Buyer” has the meaning set forth in the preamble.

“Buyer Contracts” has the meaning set forth in Section 3(a)(xi).

“Buyer Indemnitees” means (a) the Buyer, (b) each Affiliate of the Buyer and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, businesses, results of operations or condition (financial or otherwise) and properties of the Buyer, taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances materially and adversely affect the value of the same; provided that in determining whether a Buyer Material Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which the Buyer operates, (b) United States or global economic conditions or financial markets in general or (c) the transactions contemplated by this Agreement, shall not be considered to give rise to or constitute a Buyer Material Adverse Effect; provided further, however, that to be excluded under subsection (a) or (b) above, such condition may not disproportionately affect, as compared to others in such industry, the Buyer or its Subsidiaries, or their respective rights, obligations, businesses, results of operation or condition (financial or otherwise) or properties.

“Buyer Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by the Buyer and its Affiliates from time to time.

“Buyer’s Title Objections” has the meaning set forth in Section 5(h)(iii).

“Buyer Title Objection Notice” has the meaning set forth in Section 5(h)(iii).

“Buyer Required Consents” has the meaning set forth in Section 8(b)(vi).

“Cash Consideration” means the Purchase Price minus the Unit Consideration Amount.

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Statement” has the meaning set forth in Section 2(f)(iii).

“COBRA” has the meaning set forth in Section 5(n)(x).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person (other than this Agreement and the Transaction Agreements); (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Units” has the meaning ascribed to such term in Buyer’s partnership agreement.

“Companies” means each of DPP, Davison Transport, TransportCo, Terminal, Sunshine, T&T, Fuel Masters, TDC and Red River, and “Company” means one of the Companies.

“Company Assets” means the Subject Assets and the Retained Assets.

“Company Contracts” means every contract to which a Company is a party as of the Closing Date or to which any Subject Asset is subject as of the Closing Date, including any listed on Schedule 4(h) and any entered into after the date of this Agreement.

“Company Insurance Policies” means those policies of insurance, the current policies of which are listed on Schedule 4(s), that the Companies or any of their Affiliates maintain covering the Business, the Subject Assets or the Companies.

“Company Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by the Companies and their Affiliates from time to time.

“Confidential Information” means (i) any information concerning the existence or nature of this Agreement or the transactions contemplated hereby, (ii) if the Closing occurs, any confidential, proprietary and/or trade secret information of or relating to the Buyer and its Affiliates (including the Acquired Companies, the Subject Assets or the Assumed Obligations) and (iii) any confidential or non-public proprietary information relating to the Buyer and its Affiliates furnished to the Sellers in the Buyer’s Schedules.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement dated January 22, 2007 between the Buyer and Davison Transport.

“Continued Employees” means, collectively, all Eligible Employees of the Companies and their Affiliates who accept employment with the Buyer or one of its Affiliates pursuant to the offers described in Section 5(n) and the Acquired Company Employees.

“Courts” has the meaning set forth in Section 12(o).

“Damage Amount” means, with respect to any and all damage, destruction or condemnation covered by Section 5(e) in the aggregate, the amount determined in accordance with Part I of Schedule 1(j).

“Davison Transport” means Davison Transport, Inc., a Louisiana corporation.

“Davison Transport Assets” means all rights, title and interest in and to (a) all assets and rights owned by Davison Transport, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of Davison Transport or in the Financial Statements and are attributable to Davison Transport, and (c) all assets and rights described in Part I-B of Exhibit A, in each case other than the Retained Assets. Part I-B of Exhibit A is a listing of the material Davison Transport Assets.

“Deductible Notice” has the meaning set forth in Section 5(n)(xi).

“Deeds” means one or more properly executed and acknowledged special warranty deeds in a form(s) to be mutually agreed by Buyer and Sellers conveying to the Buyer title to all Subject Real Property owned by the Retained Companies, in recordable form for recording in the county or parish in which such Subject Real Property is located.

“DPP” means Davison Petroleum Products, L.L.C., a Louisiana limited liability company.

“DPP Assets” means all rights, title and interest in and to (a) all assets and rights owned by DPP, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of DPP or in the Financial Statements and are attributable to DPP, (c) the member interests of T&T and Fuel Masters, which constitutes 100% of the outstanding member interests of each of T&T and Fuel Masters and (d) all assets and rights described in Part I-A of Exhibit A, in each case other than the Retained Assets. Part I-A of Exhibit A is a listing of the material DPP Assets.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EBITDA” means, for any period, (i) net income for the relevant period, as adjusted as provided for in the immediately following sentence, minus (ii) an amount equal to the maintenance capital expenditures capitalized during the relevant period to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of the underlying assets or extend their useful lives. For purposes of calculating EBITDA, net income shall be adjusted as follows (without duplication): (a) to the extent included in calculating such net income, to deduct any extraordinary income or gains and (b) to the extent deducted in calculating such net income, to add back (1) any extraordinary losses, (2) interest expense (including amortization of deferred financing fees and commitment fees), (3) any provision for taxes based on income (including any Texas franchise or margin Tax provided such franchise or margin Tax is a Tax based on income) and foreign withholding Taxes, (4) depreciation, depletion, amortization, impairment and similar write-offs, and (5) legal fees, damages and settlement costs (or estimates thereof) attributable to the FT-22 Barge Incident and the resolution thereof (as the FT-22 Barge Incident is described in Schedule 4(j) under Item 1 with respect to TDC and DPP, of Seller’s Schedules), and (c) to exclude from the calculation of net income any income, gain, revenue, expense, charges, losses and other items to the extent otherwise included therein and attributable to Retained Assets (provided, however, that any such expenses excluded pursuant to this sub-clause (c) shall not exclude any allowance for doubtful accounts expenses). Notwithstanding the foregoing, when calculating EBITDA for the Companies in the aggregate, the combined net income of the Companies shall be reduced to the extent of any equity in earnings of Red River, Fuel Masters and TDC, 100% of the assets and operations of which are included in such combined net income. Schedule 1(g) contains a calculation of estimated EBITDA attributable to the year ending December 31, 2006.

“Eligible Employees” has the meaning set forth in Section 5(n).

“Employee Bonus Expense” means the aggregate amount of employee bonus set forth on Schedule 5(c) that the Companies are permitted to incur pursuant to Section 5(c)(xi)(2), along with any other items directly related thereto, such as the employer’s share of any FICA, unemployment or similar taxes, regardless of whether such bonus amounts are paid before or after the Closing.

“Employment Agreements” means the Employment Agreements between the Buyer (or one of its designated Affiliates) and the Persons listed on Schedule 1(h), containing the terms listed on the subparts to Schedule 1(h) and such other terms and in the forms to be mutually agreed by Buyer and such Persons to be entered into at the Closing.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, security interest, order, Preferential Right, equitable interest, covenant (including any negative covenant), consent or notice right (other than customary transfer restrictions contained in the Subject Contracts), or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental” or “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air, plant life, animal life and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all orders, contracts and Laws concerning or relating to public health and safety, worker/occupational health and safety and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Substances, each as amended and as now in effect and in effect at Closing.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exceptions” has the meaning set forth in Section 5(h)(iii).

“Financial Statements” means the Interim Financial Statements together with the Year-End Financial Statements.

“FM Acquisition” means DPP’s acquisition of the 50% interest in Fuel Masters that was not already owned by DPP pursuant to the FM Acquisition Agreements.

“FM Acquisition Agreements” means the following documents, each effective March 31, 2007, relating to DPP’s purchase of the 50% interest in the outstanding capital stock of Fuel Masters that was not then already owned by DPP, collectively: (a) the Agreement to Buy and Sell, by and between DPP and John A. Landers, and (b) the Agreement to Buy and Sell, by and between DPP and Lancer Partners, Ltd.

“FM Promissory Notes” means the following promissory notes, each effective March 31, 2007, constituting the consideration paid by DPP to purchase the 50% interest in the outstanding capital stock of Fuel Masters purchased by DPP pursuant to the FM Acquisition Agreements, collectively: (a) the Promissory Note, from DPP, as maker, to John A. Landers, as payee, in the original principal amount of $1.25 million, (b) the Promissory Note, from DPP, as maker, to John A. Landers, as payee, in the original principal amount of $100,000.00, (c) the Promissory Note, from DPP, as maker, to John A. Landers, as payee, in the original principal amount of $359,872.00, (d) the Promissory Note, from DPP, as maker, to Lancer Partners, as payee, in the original principal amount of $1.50 million, (e) the Promissory Note, from DPP, as maker, to Lancer Partners, as payee, in the original principal amount of $150,000.00 and (f) the Promissory Note, from DPP, as maker, to Lancer Partners, as payee, in the original principal amount of $359,872.00.

“Fuel Masters” means Fuel Masters, LLC, a Texas limited liability company.

“Fuel Masters Assets” means all rights, title and interest in and to (a) all assets and rights owned by Fuel Masters, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of Fuel Masters or in the Financial Statements and are attributable to Fuel Masters, and (c) all assets and rights described in Part I-G of Exhibit A, in each case other than the Retained Assets. Part I-G of Exhibit A is a listing of the material Fuel Masters Assets.

“GAAP” means accounting principles generally accepted in the United States of America.

“Genesis GP” means Genesis Energy, Inc., a Delaware corporation, or its successor by conversion.

“Governmental Authority” means the United States or any agency thereof and any state, county, parish, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substances” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,”

“hazardous air pollutants,” “pollutants,” “contaminants,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “regulated substances” or “pesticides” as defined in any applicable Environmental, Health, and Safety Requirements; (b) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, petroleum products or byproducts or polychlorinated biphenyls in harmful quantities or concentration that are regulated by any Governmental Authority having jurisdiction in the location over environmental protection and (c) any other chemical, material, substance, or force regulated under any Environmental, Health, and Safety Requirement.

“Holding Period” has the meaning set forth in Section 6(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, on a consolidated basis, all Obligations of the Companies for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person, and (e) any other liability, indebtedness or Obligation secured by a mortgage, lien or other security interest on any Subject Assets (other than a Permitted Encumbrance).

“Indemnified Party” has the meaning set forth in Section 9(d)(i).

“Indemnifying Party” has the meaning set forth in Section 9(d)(i).

“Insurance Rights” means, subject to any deductible or similar limitation, (i) with respect to each Seller, the right to cause the Buyer to cause any Acquired Company to file and pursue claims under any Company Insurance Policy issued to such Acquired Company, and deliver any proceeds related thereto to such Seller, to the extent such claim relates to any Retained Asset or Retained Obligation attributable to such Seller, and (ii) with respect to the Buyer, the right to cause any Seller to file and pursue claims under any Company Insurance Policy issued to such Seller, and deliver any proceeds related thereto to the Buyer, to the extent such claim relates to any Subject Asset or Assumed Obligation.

“Insured Property” has the meaning set forth in Section 5(h)(i).

“Intellectual Property” means all intellectual property rights used by the Companies in connection with the Subject Business that arise from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) Software and (e) Technology; provided, however, that Intellectual Property does not include Software of a general nature that is licensed by the Companies and not unique to the Companies, such as accounting, tax and similar Software.

“Interim Financial Statements” means the unaudited consolidated balance sheet, income statement and statement of cash flows for each of the Companies and their respective consolidated subsidiaries as of, and for the three-month period ended, March 31, 2007.

“Knowledge” means the actual conscious awareness of (i) with respect to the Buyer, the individuals listed on Schedule 1(c), and (ii) with respect to the Sellers, the individuals listed on Schedule 1(d).

“Law” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any applicable Governmental Authority as in effect as of the date hereof with respect to any representation or warranty made on the date hereof, and as in effect on the Closing Date with respect to any other representation, warranty, agreement, covenant, closing condition or other matter hereunder.

“Non-Assigned Asset” has the meaning set forth in Section 6(d).

“Non-Competition Agreements” means those agreements entered into at the Closing between Buyer and the Persons listed on Schedule 1(i), containing the terms listed on the subparts to Schedule 1(i) and such other terms and in the forms to be mutually agreed by Buyer and such Persons.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” or “Parties” means either the Buyer or a Seller, individually or collectively, as the case may be.

“Permit” has the meaning set forth in Section 4(i).

“Permitted Encumbrances” means (i) any liens securing Taxes and assessments that are not yet due; (ii) any inchoate, mechanic’s, materialmen’s and similar liens securing amounts that are not yet past due; (iii) any Obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any assets of any relevant Person in any manner, including any applicable laws; (iv) any inchoate liens or other Encumbrances created pursuant to any operating, construction, operation and maintenance, co-owners, cotenancy, lease or other operating agreements for which amounts are not yet past due; (v) vendor’s liens in respect of trade payables of the Companies incurred in the Ordinary Course of Business and not yet past due; (vi) any easements, rights-of-way, restrictions, minor title defects and other similar arrangements incurred in the Ordinary Course of Business and which do not in any case materially interfere with the use of the affected Subject Asset in the manner in which it is used in the Business; (vii) with respect to any Insured Property, any Encumbrances to the extent not covered by a Buyer’s Title Objection Notice, (x) any easements, rights-of-way, restrictions, minor title defects and other similar Encumbrances that are listed as title exceptions in the Title Commitments other than delinquent standby fees, taxes and/or assessments or any similar charges in a fixed sum or capable of computation as a fixed sum and (y) matters revealed by the Surveys.

“Permitted Indebtedness” means the Bank Loan Balance, the Revolving Facilities Balance and the amounts owned under the FM Promissory Notes.

“Permitted Transaction List” means the list of permitted transactions set forth in Schedule 5(c).

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Pledged Units” has the meaning set forth in Section 7(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed for the Acquired Companies with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed for the Acquired Companies with respect to a Pre-Closing Tax Period.

“Preferential Rights” has the meaning set forth in Section 4(o).

“Prime Rate” means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

“Product Inventory” means, collectively, the quantity of high sulfur diesel, low sulfur diesel, gasoline, #4 fuel oil, #6 fuel oil, feedstock, sodium hydroxide, caustic soda, sulfur and other products listed on Schedule 1(e) that are owned by the Companies, whether held onsite or offsite.

“Product Inventory Value Amount” means the Product Inventory total value (including unit prices and inventory quantities) as of the Valuation Time valued at the lower of cost (based on GAAP) or market (based on the values) as set forth on Schedule 1(e).

“Proposed Closing Statement” has the meaning set forth in Section 2(f)(i).

“Prorated Retained Employee Severance Amount” means, with respect to a Retained Employee, the amount derived by multiplying (i) the severance pay paid to such Retained Employee under the applicable severance plan, if any, of a Seller in which such Retained Employee participated immediately prior to the Closing Date by (ii) a fraction the numerator of which is equal to (A) three hundred sixty-five (365) minus (B) the number of days from and including the applicable termination date to and including the date the Buyer hires the Retained Employee, and the denominator of which is three hundred sixty-five (365).

“Purchase Price” means $560,000,000 plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Prices Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

“Purchase Price Decreases” means, without duplication, (i) 100% of the amount, if any, of negative Adjusted Working Capital of the Companies as of the Valuation Time, (ii) to the extent the Product Inventory Value Amount is negative, the Product Inventory Value Amount, (iii) the pro rata portion of ad valorem and other property Taxes accruing prior to the Closing Date for Tax periods ending after the Closing Date with respect to the Subject Real Property, (v) any reduction of the Purchase Price pursuant to Section 5(e) (Damage or Condemnation), (vi) the amount of the Employee Bonus Expense and (vii) any reduction of the Purchase Price pursuant to Sections 5(c)(xvi) (use of Subject Assets) or Section 10(d) (Straddle Period Taxes).

“Purchase Price Increases” means, without duplication, (i) 100% of the amount, if any, of positive Adjusted Working Capital of the Companies as of the Valuation Time, (ii) to the extent the Product Inventory Value Amount is positive, the Product Inventory Value Amount and (iii) other Purchase Price increases expressly effected pursuant this Agreement.

“Red River” means Red River Terminal, L.L.C., a Louisiana limited liability company.

“Red River Assets” means all rights, title and interest in and to (a) all assets and rights owned by Red River, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of Red River or in the Financial Statements and are attributable to Red River, and (c) all assets and rights described in Part I-I of Exhibit A, in each case other than the Retained Assets. Part I-I of Exhibit A is a listing of the material Red River Assets.

“Registration Rights Agreement” means an agreement entered into at Closing among the Buyer and the Retained Companies containing the terms listed on Schedule 1(l) and such other terms to be mutually agreed by Buyer and Retained Companies.

“Release” means an agreement substantially in the form to be mutually agreed by Buyer and Sellers to be entered into at Closing, which releases the Buyer from its obligations under the Confidentiality Agreement.

“Release of Hazardous Substances” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of

Hazardous Substances into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances).

“Retained Assets” means (i) the receivables underlying the Subject Non-Performing Receivables Amount, (ii) the Company Insurance Policies issued to the Retained Companies and all rights thereunder, subject Buyer’s Insurance Rights, (iii) Sellers’ Insurance Rights relating to the Company Insurance Policies issued to any Acquired Company, (iv) the Tax Records, (v) Sellers’ Retained Information, (vi) the Retained Contracts, (vii) the outstanding equity interests in the Retained Companies, (viii) those portions of the Rilla Terminal facilities (and the real property on which such facilities are located) that were taken by eminent domain proceedings in 2007 and any proceeds received in connection therewith (subject to the Sellers’ obligations pursuant to Section 6(i) of this Agreement), (ix) the promissory note and all contracts relating to Melamine Decorative Laminate Inc., (x) member interests in L.P. Mineral Owners, L.L.C. owned by DPP, (xi) any cash, cash equivalents or receivables transferred by dividend, assignment or otherwise or otherwise retained by any Retained Company pursuant to Section 5(o), and (xii) the other assets listed on Schedule 1(m).

“Retained Companies” means DPP, Davison Transport, TransportCo, Terminal, Sunshine and T&T and “Retained Company” means one of the Retained Companies.

“Retained Contracts” means the Transaction Agreements, the Company Contracts related to the Bank Loan or the Revolving Facilities (including any associated hedge or derivative agreement(s) or interest rate swap agreement) listed on Schedule 1(f), the TKI Purchase Agreement), the FM Acquisition Agreements, the FM Promissory Notes, any Subject Contract terminated pursuant to Section 5(l) and the other contracts listed on Schedule 1(k).

“Retained Employees” means the Eligible Employees of the Sellers other than the Continued Employees.

“Retained Obligations” means (i), other than the Assumed Obligations, all Obligations relating to, arising from or otherwise attributable to the Company Assets or the assets, operations, and Obligations of the Companies and their Affiliates or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing, including (a) severance Obligations, if any, relating to the Companies’ employees, officers or directors not assumed by Buyer pursuant to Section 5(n)(vi)(A), (b) unfunded employee benefit plan Obligations, (c) Obligations relating to Environmental, Health, and Safety Requirements, and (d) any pending litigation, and (ii) all Obligations relating to, arising from or otherwise attributable to (A) Obligations of any of the Companies to pay any Sellers’ Transaction Costs, (B) Obligations relating to Indebtedness, (C) the Obligations of Sellers with respect to Taxes in accordance with Section 10(f) and (D) Obligations under the Retained Contracts.

“Revolving Facilities” means (i) that certain Revolving Credit Agreement between DPP, Sunshine, Davison Transport, Davison Motor Company, a Louisiana corporation, Terminal, Kadav, Inc., a Louisiana corporation and TransportCo, as Borrowers; James E. Davison, Sr., James E. Davison, Jr., Steven K. Davison and Todd A. Davison, as Guarantors, and Regions Bank providing for a revolving credit facility of up to $22 million and (ii) that certain Revolving

Credit Agreement between James E. Davison, James E. Davison, Jr., Todd Davison and Steven Davison and Community Trust Bank providing for a revolving credit facility of up to $21 million.

“Revolving Facilities Balance” means the amounts outstanding from time to time under the Revolving Facilities.

“SEC Reports” has the meaning set forth in Section 3(a)(xv).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Security Agreement” means an agreement substantially in the form of Exhibit B, to be entered into at Closing.

“Seller” or “Sellers” has the meaning set forth in the preamble; provided, however, that if the Closing occurs, the Acquired Companies will not be “Sellers” from that time forward and will have no liability (joint or several) under this Agreement, whether arising before, on, or after Closing.

“Seller Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, business, results of operations or condition (financial or otherwise) and properties of the Subject Assets and the Assumed Obligations taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances adversely affect the value of the same; provided that in determining whether a Seller Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which the Companies operate, (b) United States or global economic conditions or financial markets in general or (c) the transactions contemplated by this Agreement, shall not be considered to give rise to or constitute a Seller Adverse Effect; provided further, however, that to be excluded under subsection (a) or (b) above, such condition may not disproportionately affect, as compared to others in such industry, any of the Companies, or their respective rights, obligations, businesses, results of operation or condition (financial or otherwise) or properties.

“Seller Indemnitees” means (a) each Seller, (b) each Affiliate of each Seller and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Seller Material Adverse Effect” means a Seller Adverse Effect, individually or in the aggregate, that is material.

“Seller Required Consents” has the meaning set forth in Section 8(a)(vi).

“Sellers Retained Information” means information and records pertaining to the Retained Obligations and information relating to Affiliates and Associates of the Retained Companies.

“Sellers’ Transaction Costs” all expenses, charges, liabilities, Obligations, expenditures or other costs of Sellers and their Affiliates relating to the preparation for, or the discussion, negotiation, documentation and closing of, the transactions contemplated by this Agreement, including, without limitation, any fees and reimbursements paid to any agent or consultant, including attorneys, brokers, finders, financial and other advisors and accountants, but excluding any such expenses, charges, liabilities, Obligations, expenditures or other costs that are either (a) payable by Buyer pursuant to Section 5(b)(ii) or (b) incurred prior to the Valuation Time and are included in the calculation of Adjusted Working Capital.

“Software” means any and all of the following that are used by (or for the benefit of) the Companies: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for a Straddle Period.

“Subject Assets” means the DPP Assets, the Davison Transport Assets, the TransportCo Assets, the Terminal Assets, the Sunshine Assets, the T&T Assets, the Fuel Masters Assets, the TDC Assets and the Red River Assets.

“Subject Business” means the operations, assets, liabilities, obligations, relationships and activities to the extent relating to the Subject Assets.

“Subject Contracts” means the Company Contracts other than the Retained Contracts.

“Subject Land” means the Subject Assets constituting tracts or parcels of land, whether owned or leased, that are used in or relate to the Subject Business or the Subject Assets, which is more particularly described on Schedule 1(a).

“Subject Leased Assets” means all Subject Assets (other than the Subject Land) in which any Company owns or holds a leasehold interest. Part II of Exhibit A is a listing of all of the material Subject Leased Assets.

“Subject Non-Performing Receivables Amount” means, as of a certain date, the total amount of Subject Receivables that have been outstanding for 90 or more days (in the case of notes receivable included in Subject Receivables, the portion thereof that, as of such certain date, remains unpaid 90 or more days after it becomes due).

“Subject Real Property” means (i) the Subject Land together with (ii) all buildings and other structures, facilities or improvements currently or hereafter located thereon and permanently affixed thereto; (iii) all related appurtenances constituting real property (including fixtures); and (iv) all easements, licenses, rights and appurtenances relating to the property described in the foregoing clauses (i) and (ii).

“Subject Receivables” means all Subject Assets that constitute receivables, including all accounts receivable, insurance proceeds receivables, notes receivable, manufacturers warranty receivables and other receivables, but excluding receivables owed to a Company by another Company or any Affiliate thereof.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the issued and outstanding Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the partners, directors, managers, or other governing body that will control the management of such entity is owned by such Person directly or through on or more other Subsidiaries of such Person.

“Sunshine” means Sunshine Oil and Storage, Inc., a Louisiana corporation.

“Sunshine Assets” means all rights, title and interest in and to (a) all assets and rights owned by Sunshine, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of Sunshine or in the Financial Statements and are attributable to Sunshine, and (c) all assets and rights described in Part I-E of Exhibit A, in each case other than the Retained Assets. Part I-E of Exhibit A is a listing of the material Sunshine Assets.

“Survey” has the meaning set forth in Section 5(h).

“T&T” means T&T Chemical, Inc., an Arkansas corporation.

“T&T Assets” means all rights, title and interest in and to (a) all assets and rights owned by T&T, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of T&T or in the Financial Statements and are attributable to T&T, and (c) all assets and rights described in Part I-F of Exhibit A, in each case other than the Retained Assets. Part I-F of Exhibit A is a listing of the material T&T Assets.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return or Tax Records, but excluding ad valorem, real property and similar taxes for which (and to the extent) a Purchase Price Decrease is made.

“Tax Benefit” means an amount by which the Tax liability of a Party (or group of Persons including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).

“Tax Protection Percentage” has the meaning set forth in Section 10(p).

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Companies, the Subject Assets and the Business.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“TDC” means TDC, L.L.C., a Louisiana limited liability company.

“TDC Acquisition” means the redemption by TDC of all of the member interests in TDC formerly owned by TKI and the purchase by TDC of certain assets from TKI pursuant to the TKI Purchase Agreement.

“TDC Assets” means all rights, title and interest in and to (a) all assets and rights owned by TDC, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of TDC or in the Financial Statements and are attributable to TDC, and (c) all assets and rights described in Part I-H of Exhibit A. Part I-H of Exhibit A is a listing of the material TDC Assets, other than the Retained Assets.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are used by the Companies in connection with the Subject Business.

“Terminal” means Davison Terminal Service, Inc., a Louisiana corporation.

“Terminal Assets” means all rights, title and interest in and to (a) all assets and rights owned by Terminal, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of Terminal or in the Financial Statements and are attributable to Terminal, (c) the member interests of TDC, which constitute 100% of the outstanding member interests of TDC, (d) all assets and rights described in Part I-D of Exhibit A, in each case other than the Retained Assets. Part I-D of Exhibit A is a listing of the material Terminal Assets.

“Third Party Claim” has the meaning set forth in Section 9(d)(i).

“Title Commitment” has the meaning set forth in Section 5(h).

“Title Company” has the meaning set forth in Section 5(h)(i).

“Title Exception Documents” has the meaning set forth in Section 5(h)(i).

“Title Objection Period” has the meaning set forth in Section 5(h)(iii).

“TKI” means Tessenderlo Kerley, Inc., a Delaware corporation.

“TKI Purchase Agreement” means that certain Asset Purchase and Membership Interest Redemption Agreement among DPP, TDC and TKI, dated as of January 31, 2007.

“Transaction Agreements” means this Agreement, the Acquired Assets Assignment, the Employment Agreements, the Non-Competition Agreements, the Registration Rights Agreement, the Release, the Security Agreement, the Unitholder Rights Agreement and all other contracts executed and delivered in connection with the transactions contemplated herein.

“TransportCo” means Transport Company, an Arkansas corporation.

“TransportCo Assets” means all rights, title and interest in and to (a) all assets and rights owned by TransportCo, (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of TransportCo or in the Financial Statements and are attributable to TransportCo, and (c) all assets and rights described in Part I-C of Exhibit A, in each case other than the Retained Assets. Part I-C of Exhibit A is a listing of the material TransportCo Assets.

“Unit Consideration Amount” means 50% of the Purchase Price.

“Unitholder Rights Agreement” means an agreement entered into at the Closing whereby the Retained Companies are granted rights to elect directors of Genesis GP under specified circumstances, substantially in the form of Exhibit C.

“Units” means a number of Common Units, determined by dividing the Unit Consideration Amount by $20.8036 and rounding such number up to the nearest whole number of Common Units representing limited partner interests in the Buyer.

“Valuation Time” means 11:59:59 p.m. (CST) on March 31, 2007.

“WARN Act” has the meaning set forth in Section 4(u)(iv).

“Year-End Financial Statements” means, collectively, (A) an audited balance sheet, statement of income and members’ equity and statement of cash flows for DPP as of, and for the years ended December 31, 2005 and 2004, (B) an audited balance sheet, statement of income and stockholder’s equity and statement of cash flows for Davison Transport as of, and for the years ended December 31, 2005 and 2004, (C) an audited consolidated balance sheet, statement of income and members’ equity and statement of cash flows for Fuel Masters as of, and for the years ended December 31, 2005 and 2004, and (D) an unaudited combined income statement for the Companies as of, and for the year ended December 31, 2006, 2005 and 2004.

2. Contribution and Sale.

(a) Contribution of Acquired Assets. Subject to the terms and conditions of this Agreement, each Seller agrees to contribute, convey and transfer (or cause to be contributed, conveyed and transferred) to the Buyer (or its designee), and the Buyer agrees to purchase (or cause its designee to purchase), all rights, title and interest in and to the Acquired Assets (including the Acquired Equity Interests, which in turn shall result in indirect ownership of the Subject Assets attributable to each such Acquired Company, respectively), free and clear of any Encumbrances other than any Permitted Encumbrances.

(b) Consideration and Allocation.

(i) In consideration for the contribution, conveyance and transfer of the Acquired Assets, the Buyer agrees, for the benefit of the Sellers, to pay the estimated Purchase Price, including paying in cash, by wire transfer of immediately available funds, an aggregate amount equal to the estimated Cash Consideration, and issuing the estimated Units, to DPP, who shall be responsible for allocating and distributing such payments among DPP, Davison Transport, TransportCo, Terminal and Sunshine. Buyer shall have no responsibility or liability hereunder for DPP’s allocation and distribution of the Purchase Price among the other Sellers.

(ii) The estimated Purchase Price (as adjusted pursuant to Section 2(f)) shall be allocated among the Subject Assets as set forth in Section 10(n).

(iii) At the Closing, the Sellers shall direct the Buyer to remit, and the Buyer shall remit, a portion of the Purchase Price equal to the amount of the outstanding Bank Loan Balance and the Revolving Facilities Balance as of the Closing Date (in each case, including interest and fees, if any) directly to lenders (or their agent) thereunder on behalf of the Companies.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas, commencing at 9:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(d) Sellers’ Deliveries at the Closing. At the Closing, the Sellers shall deliver to the Buyer:

(i) The Acquired Assets Assignments, duly executed by the Retained Companies.

(ii) Documentation evidencing the transfer of 100% of the Acquired Equity Interests of each of the Acquired Companies to Buyer;

(iii) The Deeds duly executed by the appropriate Retained Companies.

(iv) The Employment Agreements, duly executed by the individuals listed on Schedule 1(h).

(v) The Non-Competition Agreements, duly executed by the individuals listed on Schedule 1(i).

(vi) The Registration Rights Agreement, duly executed by the Retained Companies.

(vii) The Unitholder Rights Agreement, duly executed by the Retained Companies.

(viii) The Security Agreement, duly executed by the Retained Companies.

(ix) The Release, duly executed by DPP.

(x) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Subject Assets for which a certificate of title or origin evidences title, and with respect to any applicable Subject Assets (other than in respect of vehicles or other equipment owned by the Acquired Companies), together with properly completed assignments of such vehicles or other equipment to the Buyer, duly executed by the Retained Companies.

(xi) Such other bills of sale, assignments and other instruments of transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to the Buyer.

(xii) A release of all Encumbrances relating to indebtedness for borrowed money identified in Part II of Schedule 4(a)(i), without any post-Closing liability or expense to the Companies, Business, Subject Business, Subject Assets, Acquired Companies or the Buyer, in form and substance reasonably acceptable to the Buyer.

(xiii) An Officer’s certificate for each Seller, in a form to be mutually agreed by Buyer and Sellers, duly executed by the President (or equivalent position) on behalf of such Seller.

(xiv) A Secretary’s certificate for each Seller, in a form to be mutually agreed by Buyer and Sellers, duly executed on behalf of such Seller.

(xv) An opinion of counsel reasonably acceptable to the Buyer, in a form reasonably satisfactory to Buyer.

(xvi) An acknowledgement of acceptance of all terms and conditions of the Buyer’s partnership agreement, including a power of attorney, as provided in the Buyer’s partnership agreement, executed by each Retained Company.

(xvii) All other Transaction Agreements required to be delivered by Sellers, duly executed by or on behalf of the appropriate Seller or Sellers.

(e) Buyer Deliveries at the Closing. At the Closing, the Buyer shall deliver to the Sellers:

(i) The Employment Agreements, duly executed by the Buyer (or one of its designated Affiliates).

(ii) The Registration Rights Agreement, duly executed by the Buyer.

(iii) The Unitholder Rights Agreement, duly executed by each of the Buyer, Genesis GP and Denbury Gathering & Marketing, Inc.

(iv) The Security Agreement, duly executed by the Buyer.

(v) The Release, duly executed by the Buyer.

(vi) An opinion of counsel reasonably acceptable to the Sellers, in a form reasonably acceptable to Sellers.

(vii) All other Transaction Agreements required to be delivered by Buyer, duly executed by or on behalf of the Buyer.

(viii) Payment in cash of the estimated Cash Consideration.

(ix) Issuance of the estimated Units.

(f) Proposed Closing Statement and Post-Closing Adjustment.

(i) At least five (5) business days prior to the Closing Date, the Sellers, with the assistance of the Buyer, shall cause to be prepared and delivered to the Buyer a statement (the “Proposed Closing Statement”), setting forth: the Sellers’ reasonable good faith estimate, including reasonable detail, of the estimated Purchase Price and the components thereof, along with a schedule of the receivables, inventory and other categories at the Valuation Time and the Closing (each as appropriately adjusted for any distributions made in accordance with Section 5(o)) reasonably requested by the Buyer constituting the current assets and current liabilities of the Companies and the Subject Assets or Assumed Obligations of the Companies in each case in reasonable detail indicating (x) the Product Inventory and Product Inventory Value Amount at the Valuation Time and the Closing and (y) receivables and payables as of the Valuation Time and the Closing (each as appropriately adjusted for any distributions made in accordance with Section 5(o)) including an aging by amount and customer or vendor), estimated Adjusted Working Capital (each as appropriately adjusted for any distributions made in accordance with estimated Purchase Price Increases and Purchase Price Decreases and any other adjustments expressly provided by this Agreement).

(ii) In connection with the preparation of the Proposed Closing Statement, the Sellers shall also measure the inventory quantities in their control as of the Closing Date, and the Buyer’s representatives shall be given reasonable advance notice of, and shall be permitted to attend and observe, such measurement and to have reasonable access to documentation of inventory positions prepared by the Sellers.

(iii) As soon as practicable, but in any event no later than 45 days following the Closing Date, the Buyer, with the assistance of the Sellers, shall cause to be prepared and delivered to the Sellers a statement, including reasonable detail, of the estimated Purchase Price and the components thereof, a detailed schedule of the receivables, inventory and other categories at the Valuation Time and the Closing (each as appropriately adjusted for any distributions made in accordance with Section 5(o)) constituting the Subject Assets or Assumed Obligations, which schedule shall be, except to the extent not practicable, similar in all material respects in form and scope to that presented by Sellers in the Closing Statement and including schedules in reasonable detail (x) the Product Inventory and Product Inventory Value Amount at the Valuation Time and the Closing and (y) receivables and payables as of the Valuation Time and the Closing, including an aging by amount and customer or vendor), Adjusted Working Capital (each as appropriately adjusted for any distributions made in accordance with Section 5(o)), Purchase Price Increases and Purchase Price Decreases and any other adjustments expressly provided in this Agreement (the “Closing Statement”).

(iv) Upon receipt of the Closing Statement, the Sellers and the Sellers’ independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as the Sellers may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Sellers shall deliver to the Buyer a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement. If the Sellers do not raise objections within such period, then the Closing Statement shall become final and binding upon the Sellers. If the Sellers raise objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of the Law or other provisions of this Agreement) within 15 days after the Sellers’ delivery to Buyer of its written statement of obligations to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Sellers. The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved by litigation among the Parties if the Parties are unable to resolve such disputed item through agreement.

(v) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Sellers the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Sellers shall pay to the Buyer (or its designee) the amount of such excess. Payments under this Section 2(f)(v) shall be made one-half in cash and one-half by the delivery of Units based on a value of $20.8036 per Unit. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Sellers, or to be paid by the Sellers to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(vi) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Buyer’s objections thereto pursuant to Section 2(f)(iv).

(vi) Any cash payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Sellers, as the case may be, as may be designated by the Buyer or the Sellers, as the case may be. If any cash payment is being made after the fifth business day referred to in Section 2(f)(v) the amount of the cash payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable in cash at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(vii) The Sellers shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Buyer, and, if requested, to the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(iv).

(viii) Except as set forth in Section 2(f)(iv), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

(ix) The Parties acknowledge and agree that any inaccuracies omissions, mischaracterizations or similar errors contained in the Proposed

Closing Statement or the Closing Statement shall not be subject to any “deductible,” including the deductibles provided in Sections 9(b)(i) and 9(c)(i).

(g) Assumed Obligations. On the Closing Date, the Buyer shall assume the Assumed Obligations.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties Concerning the Buyer. The Buyer hereby represents and warrants to the Sellers that the following statements contained in this Section 3(a) are true and correct.

(i) Organization and Good Standing. The Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not adversely affect or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement and any other Transaction Agreement to which the Buyer is a party and would not have a Buyer Material Adverse Effect. Buyer has furnished to Sellers a true and correct copy of Buyer’s Organizational Documents, as amended to date, and Buyer is not in breach of any provision of such Organizational Documents

(ii) Authorization of Transaction.

(A) The Buyer has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which the Buyer is a party and to perform its obligations thereunder. Each Transaction Agreement to which the Buyer is a party constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for filings required to be made under the HSR Act and applicable securities Laws, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which the Buyer is a party.

(B) All Units, and the limited partner interests represented thereby, have been duly authorized and when issued, will be validly issued in accordance with the Buyer’s limited partnership agreement and DRULPA and will be fully paid (to the extent required under the partnership agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of DRULPA).

(iii) Noncontravention. Except as set forth on Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement to which the Buyer is a party, nor the consummation of any of the transactions contemplated thereby, shall, (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of Buyer’s Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the Buyer’s assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, individually or in the aggregate, (x) delay or materially affect the ability of the Buyer to consummate the transactions contemplated by such Transaction Agreement or (y) result in a Buyer Material Adverse Effect.

(iv) Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller will have any Obligation.

(v) Title to and Condition of Assets.

(A) Each of the Buyer and its Subsidiaries has good and indefeasible title to all of its owned assets, and a valid leasehold interest in all of its leased assets, in each case free and clear of all Encumbrances, except for (A) Permitted Encumbrances, (B) Encumbrances disclosed in its SEC Reports and (C) Encumbrances that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(B) Except as set forth in the Buyer’s SEC Reports, to Buyer’s knowledge, the Buyer’s (including its Subsidiaries’) material assets, whether owned or leased, are in good operating condition and repair (normal wear and tear excepted), are free from defects, are suitable for the purposes for which they are currently used and are not in need of maintenance or repair except for ordinary routine maintenance and repairs and except for regularly scheduled overhauls of trucks and other equipment from time to time.

(vi) Capitalization. As of the date of this Agreement, the capitalization of the Buyer is as follows: Genesis GP owns all of the Buyer’s 2% general partner interest, 7.4% of the issued and outstanding Common Units of the Buyer and a 0.01% in Genesis Crude Oil, L.P. and a non-economic general partner interest in certain other Subsidiaries of the Buyer, and the “public” owns approximately 92.6% of the Buyer’s Common Units.

(vii) Subsidiaries. As of the date of this Agreement, the Buyer has no material Subsidiaries that are not listed in its SEC Reports.

(viii) Damage, Casualty, Etc. Since December 31, 2006, there has been no material event, circumstance or occurrence that would, individually or in the aggregate, require disclosure in the Buyer’s SEC Reports and has not been so disclosed.

(ix) Legal Compliance. Except as disclosed in the Buyer’s SEC Reports, the Buyer has complied with all applicable Laws of all Governmental Authorities, except where failure to comply would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(x) Tax Matters. Except to the extent it is disclosed in the Buyer’s SEC Reports:

(A) The Buyer has (A) duly filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to the Buyer or with respect to its assets or operations with the Internal Revenue Service or other applicable taxing authority, (B) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to the Buyer or its assets or operations and (C) made all deposits required with respect to Taxes.

(B) There has been no issue raised or adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of the Buyer, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of the Buyer has been given by or requested from Buyer with respect to any Tax year.

(C) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or creditor of the Buyer, or other third party, and all forms (including but not limited to forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(xi) Contracts and Commitments. Schedule 3(a)(xi) includes a list as of the date of this Agreement of each contract and agreement to which the Buyer or any of the Buyer’s Subsidiaries is subject that was required to be included as an exhibit to the Buyer Annual Report on Form 10-K for the year ended December 31, 2006 pursuant to the rules and regulations of the Securities and Exchange Commission. Except as set forth in the SEC Reports or on Schedule 3(a)(xi) with respect to each such listed contract and each such contract that is or will be required to be included as an exhibit to or described in any report on Form 10-Q or 8-K for any period ending after December 31, 2006 and before the Closing

Date pursuant to the rules and regulations of the Securities and Exchange Commission (collectively, the “Buyer Contracts”): (1) each Buyer Contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (2) each Buyer Contract will continue to be so enforceable on terms identical to those contemplated in (1) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements); (3) the Buyer is not (and, to the Buyer’s Knowledge, no applicable counter-party thereto is) in breach or default of such contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Buyer Contract; and (4) to the Buyer’s Knowledge, no party to any Buyer Contract has repudiated any provision of such contract.

(xii) Permits. Except to the extent it is disclosed in the Buyer’s SEC Reports, the Buyer and each of the Buyer’s Subsidiaries holds all permits, licenses, variances, exemptions, orders, approvals and similar authorizations of all Governmental Authorities necessary or appropriate for the lawful operation of its respective business, consistent in all material respects with the past practices of the Buyer, except for those the absence of which, individually or in the aggregate, would not result in a Buyer Material Adverse Effect.

(xiii) Litigation. Except to the extent it is disclosed in the Buyer’s SEC Reports, the Buyer is neither (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge nor (ii) is the subject of any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Buyer’s Knowledge, threatened claim, demand or notice of violation or liability from any Person, except in the case of (i) and (ii) above those which, individually or in the aggregate, have not had, or could reasonably be expected not to have a Buyer Material Adverse Effect.

(xiv) Environmental Matters. Except to the extent it is disclosed in the Buyer’s SEC Reports or as set forth in Schedule 3(a)(xiv):

(A) Except to the extent non-compliance would not or could not, individually or in the aggregate, reasonably be expected to constitute a Buyer Material Adverse Effect, the Buyer has been in compliance with all applicable Environmental, Health and Safety Requirements.

(B) Except to the extent non-compliance would not or could not, individually or in the aggregate, reasonably be expected to constitute a Buyer Material Adverse Effect, the Buyer has obtained, or has timely sought to renew (and has no Knowledge of why such renewal may not occur), all Permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals and has made all filings, paid all fees and maintained all material information, documentation and records, as necessary under applicable Environmental, Health, and Safety Requirements for operating its business (as historically and currently operated), and all such Permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(C) There are no pending or, to the Knowledge of Buyer, threatened claims, demands, actions, administrative proceedings or lawsuits against Buyer or its Subsidiaries under any Environmental, Health, and Safety Requirements with respect to its business and it has not received notice of any of the foregoing and Buyer is not subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental, Health, and Safety Requirements.

(D) The Buyer has not received any written notice that Buyer or any of its Subsidiaries, is or may be a potentially responsible party under any Environmental Law or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

(E) Since January 2000, all Hazardous Substances generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Buyer or the conduct of the Buyer, have been transported only by carriers maintaining valid authorizations under applicable Environmental Health, and Safety Requirements and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Health, and Safety Requirements and, to the Knowledge of Buyer, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Health, and Safety Requirements.

(xv) SEC Reports. Since December 31, 2006, (i) the Buyer has timely made all filings required to be made by the Securities Act and the Securities Exchange Act (“SEC Reports”), (ii) all filings by the Buyer with the SEC, at the time filed (in the case of documents filed pursuant to the Securities Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC thereunder, (iii) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (iv) all financial statements contained or incorporated by reference therein, complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for pro forma financial statements and as may be indicated therein in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments), and fairly present in all material respects the financial condition and results of operations of the Buyer and the Buyer’s Subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments). As of the date of this Agreement, the Buyer meets the conditions for use of a registration statement on Form S-3.

(xvi) Availability of Funds. The Buyer has, or will have, as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. The Parties acknowledge and agree that, although the Buyer must obtain consent from its lenders or alternative financing sources to finance the Closing, the ability of the Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

(xvii) Public Utility. None of the Buyer or any of the Buyer’s Subsidiaries is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xviii) Investment Company. None of the Buyer or any of the Buyer’s Subsidiaries is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xix) Independent Accountants. Deloitte & Touche LLP, who have certified certain financial statements of the Buyer contained in the SEC Reports are independent public accountants as required by the Securities Act and the applicable published rules and regulations thereunder.

(b) Representations and Warranties Concerning the Sellers. Each Seller hereby represents and warrants, jointly and severally, to the Buyer that the following statements contained in this Section 3(b) are true and correct.

(i) Organization and Good Standing of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization. Each of the Sellers is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Seller Material Adverse Effect. Each of the Sellers has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it. The Sellers have delivered to the

Buyer correct and complete copies of each of the Sellers’ Organizational Documents, as amended to date. None of the Sellers is in breach of any provision of its Organizational Documents. There is no pending or, to Sellers’ Knowledge, threatened action (or, to Sellers’ Knowledge, basis therefor) the dissolution, liquidation, insolvency or rehabilitation of any of the Sellers.

(ii) Authorization of Transaction. Each Transaction Agreement to which a Seller is a party constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Sellers has received the unanimous approval of its stockholders or members, as the case may be, of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3(b)(ii), no Seller, as applicable, needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which any Seller, as applicable, is a party.

(iii) Noncontravention. Neither the execution and delivery of any Transaction Agreement to which a Seller is a party, nor the consummation of any of the transactions contemplated thereby, shall, except as set forth on Schedule 3(b)(iii), (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which such Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party, or by which such Seller is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not (x) delay or materially affect the ability of any Seller to consummate the transactions contemplated by such Transaction Agreement or (y) result in a Seller Material Adverse Effect.

(iv) Brokers’ Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Acquired Company will have any Obligation.

(v) Independent Investigation. The Sellers have each conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer, which investigation, review and analysis was done by each Seller and its Affiliates and, to the extent the Sellers deemed necessary or appropriate, by the Sellers’ representatives.

(vi) Investment Intent; Investment Experience; Restricted Securities. In acquiring the Units, no Seller is offering or selling, and shall not offer or sell the Units, for the Buyer in connection with any distribution of any of the Units, and no Seller has a participation or is participating in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Each Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Units. Each Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each Seller understands that, when issued to such Seller at the Closing, none of the Units will be registered pursuant to the Securities Act or any applicable state securities laws, that all of the Units will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations none of the Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(vii) Seller Status. No Seller is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

(viii) Solvency. Immediately after the transactions contemplated by this Agreement are consummated and after giving effect to the application by each Seller of a portion of the Cash Consideration to repay the Bank Loan Balance and the Revolving Credit Balance, (a) the fair value of the assets of each Seller, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Seller will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Seller will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Seller will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date.

4. Representations and Warranties Concerning the Companies and Business. Each Seller hereby represents and warrants, jointly and severally, to the Buyer that the following statements contained in this Section 4 are true and correct:

(a) Title to and Condition of Assets.

(i) Each Company has good and indefeasible title to all of its respective Subject Assets other than its Subject Leased Assets, and a valid leasehold interest in all of its respective Subject Leased Assets, in each case free and clear of all Encumbrances, except for (A) Permitted Encumbrances and (B) Encumbrances disclosed in Schedule 4(a)(i).

(ii) The respective Company Assets of each respective Company constitute all material assets of such Company necessary for it to conduct its business as currently conducted by such Company. The Companies own no assets other than their respective Company Assets. The Companies have no operations or Obligations other than those directly related to the Company Assets, the Retained Obligations and the Assumed Obligations. Part I of Exhibit A is a listing of the material Subject Assets. Part II of Exhibit A is a listing of all of the material Subject Leased Assets.

(iii) Except as set forth on Schedule 4(a)(iii), to the Knowledge of the Sellers, the material Subject Assets, whether owned or leased, are in good operating condition and repair (normal wear and tear excepted), are free from defects (other than Encumbrances affecting the Subject Real Property and other than Permitted Encumbrances), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs and except for regularly scheduled overhauls of trucks and other equipment from time to time.

(b) Affiliate Services. Except for (i) provision of the assets included in or constituting a part of the Subject Assets and (ii) services provided by individuals and entities listed in Schedule 4(b), no Affiliate of any Company (other than another Company) provides services to the Subject Assets, the Company or the Business.

(c) Capitalization of Acquired Companies.

(i) The capitalization of each of the Acquired Companies is as set forth in Schedule 4(c)(i). Schedule 4(c)(i) specifies the owners of record of the issued and outstanding Equity Interests in each of the Acquired Companies and the holder(s) of any Commitment to acquire any such Equity Interest.

(ii) The Equity Interests of each of the Acquired Companies described in Schedule 4(c)(i) constitute 100% of the issued and outstanding Equity Interests of such Acquired Company, respectively, and such issued and outstanding Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable (except as set forth in the Organizational Documents of such Acquired Company). Except as described in Schedule 4(c)(ii), the outstanding Equity Interests in the Acquired Companies are held, as set forth above, free and clear of any Encumbrances (except encumbrances existing under the respective Acquired Company’s Organizational Documents and restrictions on transfer under applicable securities laws), and there are no Commitments with respect to any Equity Interest of any Company. Except as described in Schedule 4(c)(ii), the owners of the Equity Interests in the Acquired Companies are not party to any voting trusts, proxies or other contracts or understandings with respect to voting any of such Equity Interests.

(d) No Subsidiaries. Except as described Schedule 4(d), no Company owns any Equity Interest in any Person.

(e) Damage, Casualty, Etc. Since December 31, 2006, except for any damage, destruction or condemnation that occurs after the date of this Agreement and is subject to Section 5(e):

(i) there has not been any material physical damage, destruction or loss to any material portion of the Subject Assets or the Subject Business, whether or not covered by insurance except as indicated in the Financial Statements;

(ii) there has been no actual, pending, or to the Sellers’ Knowledge, threatened adverse change affecting any of the Subject Assets or the Subject Business with any customers, licensors, suppliers, distributors or sales representatives of the Companies that would have, individually or in the aggregate, a Seller Adverse Effect in excess of $1,000,000;

(iii) the Acquired Companies, the Subject Assets and the Subject Business have been operated and maintained in all material respects in the Ordinary Course of Business;

(iv) there has not been any Seller Material Adverse Effect;

(v) none of the matters of the type described in clauses (i) –(xvii) of Section 5(c) have occurred except as set forth in Schedule 4(e)(v) or as indicated in the Financial Statements; and

(vi) there is no contract, commitment or agreement to take or cause to take any action that would result in any of the foregoing described in clauses (i), (ii), (iv) or (v), or to operate or maintain the Acquired Companies, the Subject Assets or the Subject Business other than in the Ordinary Course of Business, in each case, except as expressly permitted hereby.

(f) Legal Compliance. Each Company has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not, individually or in the aggregate, have a Seller Adverse Effect in excess of $1,000,000.

(g) Tax Matters.

(i) Each Company has (A) duly filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to such Company or with respect to its assets or operations with the Internal Revenue Service or other applicable taxing authority, (B) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to such Company or its assets or operations and (C) made all deposits required with respect to Taxes.

(ii) Except as described in Schedule 4(g), there are no currently proposed or pending adjustments by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of each Company, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of each Company has been given by or requested from such Company with respect to any Tax year.

(iii) Except as described in Schedule 4(g), no Company is currently the beneficiary of any extension of time within which to file any Tax Return with respect to such Company or with respect to its assets or operations.

(iv) Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, member or creditor of such Company, or other third party, and all forms (including but not limited to forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(v) Since its inception, each Acquired Company has been taxed as a partnership or a disregarded entity for federal and state income tax purposes.

(h) Contracts and Commitments.

(i) Schedule 4(h) contains a list as of the date of this Agreement of each material Company Contract (other than Retained Contracts), as well as any Company Contracts (other than Retained Contracts) of the following type:

(A) any Company Contract (other than any Company Contract relating to Permitted Indebtedness or any contract otherwise described in (B) below) that provides for the payment by any Company of more than $1,000,000 over the remaining life of such contract;

(B) any Company Contract that has not been fully performed prior to the Valuation Date that constitutes a purchase order or other contract relating to the sale, purchase, lease or provision by any Company of goods or services in excess of $1,000,000;

(C) any Company Contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(D) any Company Contract that purports to limit the freedom of any Seller to compete in any line of business or to conduct business in any geographic location;

(E) any Company Contract that provides for the deferred payment of any purchase price (other than trade payables incurred in the Ordinary Course of Business), including any “earn out” or other contingent fee arrangement;

(F) any Company Contract that creates an Encumbrance (other than a Permitted Encumbrance) on any of the Subject Assets other than any Company Contract relating to the Permitted Indebtedness or any Company Contract giving rise to a vendor’s lien in respect of trade payables arising in the Ordinary Course of Business;

(G) any Company Contract that involves interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging contracts other than any such contracts incurred pursuant to and in connection with the Permitted Indebtedness to be cancelled and repaid at or prior to Closing;

(H) any Company Contract (other than loans to employees up to an aggregate amount of $100,000) under which any Company has made advances or loans to any other Person other than trade receivables incurred in the Ordinary Course of Business;

(I) any Company Contract that involves any outstanding contracts of guaranty, surety or indemnification, direct or indirect, by any Company.

(J) any Company Contract that constitutes a partnership, joint venture or similar contract;

(K) any Company Contract for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 in any 12-month period; and

(L) any Company Contract that involves any Associate.

(ii) The Sellers have delivered to the Buyer a correct and complete copy of each Subject Contract (as amended). Except as set forth in Schedule 4(h)(ii), with respect to each Subject Contract or Company Contract, as applicable:

(A) such Subject Contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(B) such Subject Contract will continue to be so enforceable on terms identical to those contemplated in (A) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements);

(C) none of the Companies that is a party thereto is (and, to the Sellers’ Knowledge, no applicable counter-party thereto is) in breach or default of such contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Company Contract; and

(D) to the Sellers’ Knowledge, no party to such Subject Contract has repudiated any provision of such contract.

(iii) Except as set forth on Schedule 4(h)(iii), as of March 31, 2007, with respect to the Product Inventory, the Companies did not have any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or transaction involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar agreement or any agreement involving a combination of the foregoing factors.

(i) Permits. Schedule 4(i) lists all material permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a “Permit”) and used or held by any Company in connection with the ownership and operation of the Subject Business. The Permits constitute all Permits necessary for the continued ownership, use and lawful operation of the Subject Business, consistent in all material respects with the past practices of the Subject Business, except for those the absence of which would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $1,000,000. No Company is in default, and, to the Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any of such Permits except such unenforceability, defaults or conditions that would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $1,000,000.

(j) Litigation. Schedule 4(j) sets forth each instance in which any Company, any of the Subject Assets or the Subject Business (A) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) is the subject of any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Sellers’ Knowledge, threatened claim, demand or notice of violation or liability from any Person (other than as to any such matter under Environmental, Health, and Safety Requirements, which are the subject of Section 4(l), or Taxes, which are the subject are of Section 4(g)).

(k) Subject Real Property. Schedule 4(k) lists all of the Subject Real Property. Schedule 4(k) also contains an accurate and complete list of all leases and other material contracts in respect of the Subject Real Property that each Company leases, accurate and complete copies of which have been delivered to the Buyer. Except for Permitted Encumbrances and as set forth on Schedule 4(a)(i), all of such leases and contracts included on Schedule 4(h) are enforceable against each Company and the applicable counter-parties (and their successors), except as any such failure to be enforceable would not, individually or in the aggregate, have a Seller Material Adverse Effect or materially adverse affect ability to conduct the Subject Business in all material respects as currently conducted.

(l) Environmental Matters. Except as set forth in Schedule 4(l):

(i) Except to the extent non-compliance would not or could not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, the Companies are and have been in compliance with all applicable Environmental, Health and Safety Requirements.

(ii) Except to the extent non-compliance would not or could not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, (a) each Company has obtained, or has timely sought to renew (and has no Knowledge of why such renewal may not occur), all Permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals and has made all filings, paid all fees and maintained all material information, documentation and records, as necessary under applicable Environmental, Health, and Safety Requirements for operating the Subject Assets and the Business (as historically and currently operated), and (b) all such Permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect. Schedule 4(l)(ii) sets forth a complete list of all material Permits, licenses, franchises, authorities, consents and approvals, as are necessary under applicable Environmental, Health, and Safety Requirements for operating the Subject Assets and the Business, each of which is held in the name of the appropriate Company as indicated on such schedule.

(iii) There are no pending or, to the Knowledge of Sellers, threatened claims, demands, actions, administrative proceedings or lawsuits against any Company or their Affiliates under any Environmental, Health, and Safety Requirements with respect to the Subject Assets or the Business and they have not received notice of any of the foregoing and no Company is, and none of the Subject Assets or the Business, is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental, Health, and Safety Requirements.

(iv) The Companies (including their Affiliates) have not received any written notice that any Company, is or may be a potentially responsible party under any Environmental Law or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

(v) Since January 1, 2000, all Hazardous Substances generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of each Company or the conduct of each Company (including its Affiliates) of the Business, have been transported only by carriers maintaining valid authorizations under applicable Environmental, Health and Safety Requirements and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental, Health and Safety Requirements and, to the Sellers’ Knowledge, such carriers and facilities (A) have been and are operating in compliance with such authorizations and (B) are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Health, and Safety Requirements.

(vi) The Companies have delivered to the Buyer all reports within their possession, custody or control regarding the Companies’ compliance with Environmental, Health, and Safety Requirements and Environmental conditions at or from the Subject Real Property.

(m) Financial Statements.

(i) Schedule 4(m) sets forth the Financial Statements.

(ii) (A) The Financial Statements were prepared in all material respects in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes or complete footnotes in the Interim Financial Statements and the Year-End Financial Statements, and subject in the case of the Interim Financial Statements to normal year-end adjustments) and fairly present, in all material respects, the consolidated financial position and income, cash flows, and owner’s equity associated with the ownership and operation of the Companies as of the dates and for the periods indicated; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes or complete footnotes in the Interim Financial Statements and the Year-End Financial Statements, and subject in the case of the Interim Financial Statements to normal year-end adjustments); and (C) no Company has, or has had, any lease Obligations or contingent liabilities not disclosed in the Year-End Financial Statements that, if the Interim Financial Statements had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes; and (D) no Company has any Obligations that would be required under GAAP to be presented in its financial statements, except for (w) Obligations included in the Financial Statements and not heretofore paid or discharged, (x) Obligations that have arisen after December 31, 2006 in the Ordinary Course of Business, (y) Obligations arising in connection with the FM Acquisition, the T Acquisition and the Permitted Indebtedness incurred in connection therewith, and (z) other Obligations that have arisen after December 31, 2006 that, individually or in the aggregate, are not material and are of the same character and nature as the Obligations included in the Financial Statements.

(n) Encumbrances for Borrowed Money. Except as set forth on Schedule 4(n), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, capital leases or other similar Obligations (direct or indirect) that are secured by or constitute an Encumbrance (other than a Permitted Encumbrance) on the Subject Assets.

(o) Preferential Purchase Rights. Except as set forth on Schedule 4(o), there are no preferential purchase rights, options, other rights held by any Person to purchase or acquire any of the Subject Assets or the Subject Business, in whole or in part (“Preferential Rights”).

(p) Customers, Vendors and Suppliers. Schedule 4(p) lists each Company’s (a) 10 largest customers in terms of sales revenue of the Subject Business during 12-months ending March 31, 2007 and states the approximate total sales by each Company to each such customer during such period, respectively and (b) 10 largest suppliers (in terms of payment by the Companies for materials or equipment supplied) to the Subject Business during the 12-months ending March 31, 2007. Except as set forth in Schedule 4(p), no Seller has received written notice of either termination or an intention to terminate the relationship with any Company from any customer or supplier. As of the date of this Agreement, to the Sellers’ Knowledge, there is no present intent of any significant customer, vendor or supplier of the Subject Business to discontinue or substantially alter its relationship with the Subject Business upon consummation of the transactions contemplated hereby.

(q) Intellectual Property. Schedule 4(q) sets forth all material Intellectual Property used by each Company in the conduct of the Subject Business other than commercially available computer software that is used by any of the Companies in the Subject Business without being materially customized or adapted by any of the Companies. Except as set forth on Schedule 4(q), each Company owns or has valid licenses to use all such material Intellectual Property. No such Intellectual Property used by any Company is the subject of any challenge received by such Company in writing, and to the Sellers’ Knowledge, no such challenge has been threatened.

(r) Receivables. The Receivables represent bona fide transactions that arose in the Ordinary Course of Business of each Company and are properly reflected on their books and records. All of the Receivables (other than the Subject Non-Performing Receivables listed on Schedule 4(r)) are good and collectible receivables, are current, and the Companies expect to collect same in accordance with past practice and the terms of such Receivables (and in any event within 90 days following the Closing Date) without any set off or counterclaims.

(s) Insurance. Schedule 4(s) sets forth the following information with respect to each Company Insurance Policy (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) to which each Company or any Affiliate has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2004:

(i) the name, address and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any deductible, retroactive premium adjustments or other loss-sharing arrangements.

With respect to each Company Insurance Policy:

(A) the policies are enforceable (other than those that have lapsed in accordance with their terms);

(B) with respect to any policies, if Buyer validly assumes same and the counter-parties thereto consent to the assignment of same to Buyer on identical terms as those of Sellers and Buyer makes and all premium payments due thereunder, such policy will continue to be enforceable on identical terms following the consummation of the Transaction Agreements subject to termination in accordance with its terms;

(C) None of the Companies or, to Sellers’ Knowledge, any Affiliate thereof (and, to the Sellers’ Knowledge, no counter-party) is in breach of such policies (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute a breach under the policies; and

(D) to Sellers’ knowledge, no party to any Company Insurance Policies has repudiated any provision thereof.

Other than as described in Schedule 4(s), since January 1, 2004, none of the Companies has ever been denied coverage nor, to the Sellers’ Knowledge, has any such denial been threatened. Schedule 4(s) also describes any self-insurance arrangements affecting any Company (excluding deductibles, retroactive premiums and loss sharing arrangements described in accordance with clause (v) of this Section 4(s)).

(t) Inventory. Each Company’s inventory, whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods-in-process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured and, except as is reflected on the face of the balance sheet as of March 31, 2007 (rather than the notes thereto), none of which is obsolete, damaged, or defective. Any inventory included in the balance sheet as of March 31, 2007 that has been written down has either been written off or written down to its expected net realizable value. Except as required by GAAP or as is not material, individually or in the aggregate, there has been no change in inventory valuation standard or methods with respect to the inventory in the prior three years. The quantities of each kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Subject Business subject to sales of same in the Ordinary Course of Business. No Company holds any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from any Company.

(u) Employees.

(i) Schedule 4(u)(i) contains a complete and accurate list as of the date of this Agreement of the following information for each employee, director, independent contractor, consultant and agent of each Company, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since March 31, 2007; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Company Plan, or any other employee or director benefit plan maintained by the Companies.

(ii) Schedule 4(u)(ii) contains a complete and accurate list as of the date of this Agreement of the following information for each retired employee or director of each Company, or their dependents, who under the Company Plans are receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(iii) Schedule 4(u)(iii) states the number of employees terminated by each Company as of the date of this Agreement since January, 2007, and, to the extent permitted by law, contains a complete and accurate list of the following information for each employee of each Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by each Company, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or deduction in hours; and (iii) the location to which the employee was assigned.

(iv) The Sellers have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(v) Except as set forth on Schedule 4(u)(v), to the Sellers’ Knowledge, no officer, director, agent, employee, consultant, or contractor of any Company is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Company or to any other Person any rights to any invention, improvement, or discovery. To the Sellers’ Knowledge, no former or current employee of any Company is a party to, or is otherwise bound by, any contract that in any way materially and adversely affected, affects, or will affect the ability of any Company or the Buyer to conduct the Business as heretofore carried on by any Company.

(vi) No Company is a party to or bound by any collective bargaining contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No Company has committed any unfair labor practice (as determined under any Law). No Seller has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of such Company’s employees.

(vii) No Company has within the last seven (7) years maintained, contributed to or been an adopting employer of any “employee benefit plan” (as defined in Section 3(3) of ERISA) covered by Title IV of ERISA for any employees. All premiums and contributions required to be paid or made by any of the Acquired Companies under the Company Plans will have been properly paid, made or accrued on or prior to the Closing.

(v) Adjusted Working Capital. The total Adjusted Working Capital of the Companies as of the Valuation Time and the Closing (after excluding current assets and current liabilities included among the Retained Assets and Retained Obligations) was and will not be less than zero. Schedule 4(v), as prepared and determined in accordance with GAAP to the extent applicable, sets forth the computation of such estimated Adjusted Working Capital as of March 31, 2007.

(w) No Other Representations or Warranties. Except as and to the extent set forth in this Agreement, Sellers make no representations or warranties whatsoever to Buyer and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Sellers or any Affiliate thereof. Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Subject Business or the Subject Assets.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a) General. The Buyer shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Sellers’ conditions to closing in Section 8(b). The Sellers shall use their commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Buyer’s conditions to closing in Section 8(a).

(b) Notices, Consents and Audited Financial Statements.

(i) Sellers shall give any notices to, make any filings with, and use their commercially reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties they are required to obtain in connection with the matters referred to in Sections 3(b)(ii) and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) by July 1, 2007.

(ii) Sellers agree to (1) provide access to the books and records of the Companies to allow Buyer’s outside auditing firm to prepare at Buyer’s expense any information Buyer reasonably believes is required to be furnished or provided by Buyer pursuant to applicable securities Laws, including (i) audited financial statements relating to the Companies, Business and/or Subject Assets and Assumed Obligations for the fiscal years 2004, 2005, 2006, including combined balance sheets as of December 31, 2005 and 2006 and the combined statements of operations, cash flows and owners’ equity for each of the three years ending December 31, 2004, 2005 and 2006, and (2) unaudited combined and comparative interim financial statements as of and for the applicable quarterly period in 2007, if any, and the comparable quarterly period in 2006. Sellers will: (A) to the extent required by applicable securities Laws, allow the Buyer to use such audited financial statements in the Buyer’s filings with the SEC (and will use their commercially reasonable efforts to obtain any necessary consent), (B) allow Buyer’s outside auditing firm to review the combined and comparative interim unaudited financial statements, (C) direct Sellers’ auditors to provide the Buyer’s auditors access to the auditors’ work papers, and (D) use their commercially reasonable efforts to assist the Buyer with such audit and to provide other financial information reasonably requested by the Buyer, including the delivery by Sellers and their Affiliates of any information, letters and similar documentation reasonably requested by such auditors, including reasonable “management representation letters” and attestations. The Buyer shall pay and/or reimburse the Sellers for all reasonable costs incurred by Sellers in connection with the preparation of financial information referenced in this Section 5(b)(ii) if the Closing occurs or if the Closing does not occur for any reason other than termination by Buyer pursuant to Section 11(a)(ii).

(c) Operation of Business. No Seller will, without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit the Companies to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Subject to compliance with applicable Law, Sellers will confer on a regular and frequent basis (generally expected to be at least twice per month) with one or more representatives of the Buyer to report on operational matters and the general status of the Business and their operations and will promptly provide to the Buyer or its representatives copies of all filings they make with any Governmental Authority during such period. Without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and continuing to the Closing Date, no Seller will, except as may be necessary or appropriate in case of force majeure or other emergency, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement or by Schedule 5(c), cause or permit the Companies to do any of the following:

(i) sell, lease or otherwise dispose of any of its property or assets, other than dispositions of Retained Assets; sales of inventory or services in the Ordinary Course of Business; and dispositions of obsolete, damaged or defective parts, supplies or inventory;

(ii) acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any Person, make an investment in or a loan to any Person (other than loans to employees in amounts not to exceed in the aggregate outstanding amount $100,000), or acquire (including making capital expenditures, but other than any acquisition of Product Inventory in the Ordinary Course of Business) or lease (other than leases of equipment made in the Ordinary Course of Business cancelable by the Company party thereto upon 90 days’ or less prior notice without penalty) any assets with an aggregate value in excess of $1,000,000;

(iii) enter into any joint venture, partnership or similar arrangement;

(iv) incur, issue, repay, redeem or repurchase any Indebtedness or capital leases or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances, or delay or postpone beyond the applicable due date the payment of accounts payable or other liabilities other than (A) working capital borrowings under the Revolving Facilities in an amount not to exceed $43,000,000, (B) endorsements of checks for deposit, (C) causing the issuance of letters of credit, performance bonds and similar Indebtedness not for borrowed money made in the Ordinary Course of Business consistent with past practice, (D) capital lease Obligations that do not exceed $100,000, individually or in the aggregate and (E) repayments of working capital borrowings and the Permitted Indebtedness;

(v) cause or allow any part of the Subject Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(a)(i);

(vi) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant, repurchase, redemption or encumbrance of any Equity Interest of any Acquired Company or any Commitments with respect to any Equity Interest of any Acquired Company or declare, set aside or make any distributions or dividends in respect of any such Equity Interest;

(vii) enter into, amend in any material respect, or terminate any material Company Contract (other than a Retained Contract) before the expiration of the term thereof other than to the extent any such contract terminates in accordance with its terms in the Ordinary Course of Business;

(viii) allow any Permits held by any Company to terminate or lapse other than expirations in accordance with their terms, in which case Sellers shall (and shall cause each Company to) use its commercially reasonable efforts to obtain an extension or replacement of such expired Permit if necessary for the Subject Business;

(ix) cancel or compromise any claim of any of the Companies, or settle or agree to settle any action to which any Company is a party where the terms of such settlement or agreement are in excess of $1,000,000 in the aggregate or adversely impact the Subject Assets or the Subject Business after such settlement or agreement, provided that the Companies may settle or compromise any Retained Obligation;

(x) initiate or settle any litigation, complaint, rate filing or administrative proceeding involving payment by any Company or to any Company in excess of $1,000,000 in the aggregate, provided that the Companies may settle or compromise any Retained Obligation;

(xi) (1) modify the annual level of compensation of any employee, officer, director, consultant or similar representative, (2) grant any bonus, benefit or other direct or indirect compensation, (3) increase the coverage or benefits available (or reduce the employees’ allocable share of costs or premiums) under any benefit plan or create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee or otherwise modify or amend or terminate any such plan or arrangement or (4) enter into any employment, deferred compensation, severance, consulting, non-competition or similar contract (or amend any such contract) to which any of the Companies is a party, except, in each case, as required by applicable Law from time to time in effect;

(xii) except as required by Law, make, change or revoke any Tax election relevant to any of the Acquired Companies;

(xiii) change any Company’s accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents;

(xiv) amend the Companies’ Organizational Documents;

(xv) enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(xvi) utilize any Subject Asset, or incur any Assumed Obligation, for any purpose other than in connection with the Subject Business. For the avoidance of doubt, the limitation contained in this Section 5(c)(xvi) shall prohibit the utilization of the Subject Assets to satisfy any Retained Obligations; to service, maintain, improve or otherwise enhance the Retained Assets (except to the extent such use is performed in the Ordinary Course of Business and is reflected in the Adjusted Working Capital calculation as of the Valuation Time or as a Purchase Price Decrease and does not cause Adjusted Working Capital as of the Closing Date to be less than zero); or for the benefit of the business or operations relating to the Retained Companies other than the Subject Assets; and

(xvii) enter into any contract, agreement or commitment to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 5(c), after the Closing, the limitations contained in this Section 5(c) shall no longer apply to the Retained Companies.

(d) Exclusivity. No Seller will (or will permit any Company, Affiliate or any, director, officer, agent or representative thereof to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition (directly or indirectly) of any Equity Interests or any of the assets of the Companies (including any acquisition structured as a merger, consolidation, lease or share exchange, but excluding transactions that do not require Buyer’s consent pursuant to Section 5(c)(i)) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will use their commercially reasonable efforts to cause their financial advisors and other representatives not to do any of the foregoing. Sellers will promptly notify the Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry or contact.

(e) Damage or Condemnation. If, before Closing, any part of the Subject Assets are damaged or destroyed, or are condemned, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction or condemnation of property resulting in an aggregate Damage Amount of (i) less than $56,000,000, the Purchase Price shall be reduced by such Damage Amount, the Parties shall be obligated to proceed with the Closing, and Sellers shall retain (or to the extent received by Buyer or any of its Affiliates following the Closing, the Buyer or such Affiliate, shall pay to the Sellers), all property casualty insurance proceeds or condemnation proceeds relating to such damage, destruction or condemnation, and (ii) more than $56,000,000, the Buyer shall not be obligated to Close, provided that, in lieu of electing not to close, the Buyer may elect: either (y) to offer to extend the date for Closing to allow the Sellers the opportunity (in the Sellers’ sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (z) to accept the Subject Assets, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Sellers shall pay to the Buyer all property casualty insurance proceeds actually received in respect of such damage, destruction or condemnation by the Sellers or any Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of any Sellers or its Affiliates by reason of the destruction, or taking of such assets, to the extent such sums are not committed, used or applied by such Seller or its Affiliates prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Buyer, or subrogate the Buyer to, all of the right, title and interest of the Sellers and their Affiliates in and to any such unpaid awards or other payments arising out of the damage, destruction, condemnation, or pending or threatened condemnation that are actually received by the Sellers or any of its Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Sellers and its Affiliates. If any such payments required by this Section 5(e) to be paid to the Buyer are not assignable, the Sellers will collect such payments at the Buyer’s expense and remit all such amounts, less any related expenses, to the Buyer as such are collected. Prior to the Closing, the Sellers shall not compromise, settle or adjust any amounts payable to the Buyer under clause (z) above, without first obtaining the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Buyer’s election under this Section 5(e) shall expire ten (10) business days after the date on which the Buyer receives written notice from the Sellers describing in reasonable detail the nature and amount becomes aware of such damage, destruction or proposed condemnation.

(f) Full Access. Subject to applicable restrictions for properties not owned by any Company or an Affiliate thereof, Sellers shall permit, and shall cause their Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies and their Affiliates, to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to each Company and the Subject Assets. Subject to compliance with applicable Law and applicable Environmental, Health, and Safety Requirements, the Buyer may undertake a Phase I environmental assessment or assessments of the operations, Business and/or properties of each Company. Such assessment may include a review of Permits, files and records, as well as visual inspections but shall not include physical testing without Sellers’ express prior written consent (which may be granted or withheld in Sellers’ sole discretion.

(g) HSR Act. The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act. The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act. The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority. The Buyer and the Sellers agree to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except agreeing to sell, hold separate or otherwise dispose of any business or assets so required to be sold, held separate or disposed of by the FTC. The Buyer shall pay 100% of all filing fees in connection with all filings under the HSR Act.

(h) Title Commitments and Surveys.

(i) As soon as reasonably practicable following the date of this Agreement, the Sellers and the Buyer shall use commercially reasonable efforts to cause one or more title companies reasonably acceptable to Buyer (collectively, the “Title Company”), to furnish Buyer and its counsel a current owner’s ALTA title policy commitment (the “Title Commitment”) describing and covering each fee owned portion of the Subject Real Property (each such property covered by a Title Commitment, the “Insured Property”), listing Buyer as the prospective named insured, showing title in the respective Seller, and committing to issue an Owner’s ALTA Title Insurance Policy underwritten by a title insurance company or companies acceptable to Buyer in the amount of the value of the land and improvements located thereon. The Sellers shall cause the Title Company to deliver to Buyer clear and legible copies of all instruments listed or referenced in each Title Commitment as exceptions or encumbrances to title to each Insured Property (the “Title Exception Documents”) at the time each Title Commitment is delivered.

(ii) As soon as reasonably practicable following the date of this Agreement, the Sellers shall deliver to Buyer, Buyer’s counsel and the Title Company a copy of a survey plat prepared, at the Buyer’s expense, by a registered public surveyor approved by the Title Company and Buyer, reflecting the results of a new or updated on the ground survey (the “Survey”) of each Insured Property. Each Survey shall be in form and substance acceptable to Buyer and shall be in form and substance acceptable to the Title Company as a basis for issuing the form of owner’s title insurance policy that the Title Company is required to deliver to Buyer at the Closing. Prior to the Closing, each Survey shall be certified to Buyer and the Title Company and shall contain such form of ALTA or similar certification as Buyer and the Title Company may require.

(iii) Buyer and its counsel shall have ten (10) days after the date of receipt of the last of the Survey and the Title Commitment for each respective Insured Property (including legible copies of all of the Title Exception Documents) (the “Title Objection Period”) to notify the Sellers in writing (the “Buyer’s Title Objection Notice”) of any easements, rights-of-way, encroachments, conflicts, protrusions, liens, encumbrances, restrictions, conditions, covenants or other matters affecting the property other than Permitted Encumbrances (collectively, the “Exceptions”) which are unacceptable to Buyer in Buyer’s reasonable discretion (“Buyer’s Title Objections”). In the absence of any such notice prior to the expiration of the applicable Title Objection Period, the applicable Survey and the applicable Title Commitment shall be deemed to have been approved by Buyer and the Exceptions revealed thereby shall be Permitted Encumbrances with respect to such properties.

(iv) The Sellers shall use reasonable efforts to cure Buyer’s Title Objections, but shall have no obligation to institute any legal proceedings or incur expenses in excess of $100,000 in the aggregate.

(v) The Sellers shall be responsible for the first $100,000 of Adverse Consequences attributable to Buyer’s Title Objections (less the aggregate amount, if any expended by Sellers pursuant to Section 5(h)(iv)). The Buyer shall be responsible for all Adverse Consequences attributable to Buyer’s Title Objections in excess of the first $100,000 except to the extent Sellers are required to indemnify Buyer for same as provided in Section 9(b)(i).

(vi) Buyer shall have the option to obtain, at or prior to Closing at Buyer’s expense, Owner’s ALTA Title Insurance Policies (or their equivalent) (the “Title Policies”) insuring good and infeasible title to any Insured Property from the applicable Title Company that issued a Title Commitment on such Insured Property, each of which Title Policies shall be on the prescribed form of ALTA/TLTA Owner Policy of Title Insurance or any equivalent and which shall include all applicable deletions of standard exceptions and endorsements (including an extended coverage endorsement and deletion of the survey exception except for “shortages in areas” permitted under state Law) which are customarily required by purchasers purchasing property comparable to the applicable Insured Property. For the avoidance of doubt, the Parties acknowledge and agree that, regardless of whether or not Buyer elects to obtain any such Title Policies pursuant to a particular Title Commitment, all such properties that are covered by a Title Commitment shall be deemed to be Insured Properties.

(i) Liens and Encumbrances. Prior to or contemporaneously with the Closing, Sellers shall obtain releases of Encumbrances disclosed in Schedule 4(a)(i), without any post-Closing liability or expense (or any increase in the Assumed Obligations) to the Buyer, the Acquired Companies, the Subject Assets or the Subject Business and shall provide proof of such releases and payment in full in a form reasonably acceptable to the Buyer at the Closing, subject to the provisions of Section 10.

(j) Periodic Operating Information. Sellers shall deliver monthly financial operating information including a monthly balance sheet, statement of operations, statement of changes in cash flow, aged Receivables and payables analysis and inventory analysis attributable to the Business when available, and Sellers shall prepare same on the Ordinary Course of Business consistent with past practices.

(k) Insurance. Sellers shall cause any insurance policies covering the Companies, the Subject Assets and the Business to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date; provided, however, that Sellers shall maintain each Acquired Company or the Subject Assets (as applicable) as divested entities or assets on such insurance policies and any subsequent renewal thereof. Sellers shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date.

(l) Termination of Associate Contracts. Prior to the Closing, Sellers shall terminate or cause the termination of each Subject Contract to which any Acquired Company is a party and any Associate is a counter-party, except such Subject Contracts as Buyer and the Associate party thereto may agree prior to the Closing to keep in force and effect after the Closing. Such termination shall be at no cost or expense (and shall not increase the Assumed Obligations) to the Buyer, the Acquired Companies, the Subject Assets or the Subject Business. All accounts receivable and accounts payable related thereto shall be forgiven at the Closing in accordance with Section 2 and Adjusted Working Capital shall be adjusted, if applicable.

(m) Risk of Loss. Between the date of this Agreement and the Closing Date, all risk of loss or damage to the Subject Assets shall be borne by Sellers.

(n) Employees.

(i) Eligible Employees; Access. Not more than five (5) business days after the date of this Agreement Sellers will furnish Buyer with Schedule 5(n)(i) that will list each current employee (the “Eligible Employees”) of the Companies who is employed by a Company that is not an Acquired Company, and shall also set forth for each such employee the years of service with the Companies and any predecessors that are currently credited for the purpose of determining benefits for such employee and the nature and terms of employment. In order that the Buyer may evaluate the possible employment of the Eligible Employees, five (5) business days after the date of this Agreement for those applicable locations in Ruston, Louisiana (and as soon thereafter as is reasonably practicable in all other applicable locations), the Buyer, shall be entitled (x) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (y) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and the Sellers. At any time on or before Closing, the Sellers may add or delete individuals from the list of Eligible Employees as a result of the hiring or the voluntary or involuntary termination of Eligible Employees or similar circumstances involving Eligible Employees or to maintain the safe and efficient operation of the assets.

(ii) Offers of Employment. The Buyer shall (or shall cause an Affiliate to) offer to hire each Eligible Employee. The Buyer shall extend such offer within the thirty (30) day period immediately following the date of this Agreement. Any such offer shall include the following terms: the employment shall be (v) effective as of the Closing Date, (w) on a full-time basis, if the relevant Eligible Employee had full-time status as of the Closing Date, or a part-time basis, if the relevant Eligible Employee had part-time status as of the Closing Date, (x) at base salaries or wages to each such Eligible Employees no less favorable than the base salaries or wages of such Eligible Employees as reflected on Schedule 5(n)(i), (y) with employee benefits (other than any equity-based or incentive compensation) through December 31, 2007 that are no less favorable in the aggregate than those provided to Eligible Employees immediately prior to Closing, and (z) at a location that does not require relocation by any of the Eligible Employees. In addition, Buyer (or an Affiliate of Buyer) will continue to retain the Acquired Company Employees on the same terms and conditions of employment made available to the Eligible Employees pursuant to the immediately preceding sentence. The Buyer will give each Eligible Employee to whom an offer of employment is made no less than seven (7) business days from the date the offer is made to accept or reject the employment offer. The Buyer shall notify Sellers of each Eligible Employee that has accepted or rejected the offer of employment as promptly as possible after such indication, but in no event later than three (3) business days prior to the Closing Date. The Buyer will, and will cause its applicable Affiliates to, evaluate and make hiring decisions with respect to the Eligible Employees in accordance with applicable Law. Nothing in this paragraph shall be construed to require the Buyer to provide post retirement benefits to the Eligible Employees, to any of Sellers’ employees not accepting a position with Buyer or its Affiliates, or to any currently retired former employees of the Sellers.

(iii) Timing of Transfer. Each Eligible Employee who accepts Buyer’s offer of employment shall become an employee of the Buyer or its Affiliates as applicable, as of 12:00 a.m. of the respective local time at the location where such Eligible Employee is employed on the Closing Date; provided, that if any such Eligible Employee is on a leave of absence approved by a Company or any of its Affiliates on the Closing Date, such employee shall not become an employee of the Buyer or its Affiliates on that date. Such employee’s first day of employment shall be postponed until the first day immediately following the expiration of such leave, provided such employee is otherwise able to commence active employment and the Buyer’s offer of employment remains in effect at that time. At such time that the Eligible Employees become employees of the Buyer or its Affiliates, the Buyer and its Affiliates shall become responsible for payment of all salaries, wages, severance, accrued and unused vacation, and benefits and all other claims (including medical, dental, vision, disability and other benefits claimed), costs, expenses, liabilities and other obligations relating to the employment of the Continued Employees incurred from and after such time. The Sellers shall be responsible for all salaries, wages, and benefits and all other claims, costs, expenses, liabilities and other obligations related to the employment or termination of the Eligible Employees incurred prior to the Closing Date. For purposes of medical, dental, vision, disability and other similar benefits, a claim will be deemed to have been incurred upon the incurrence of a qualified expense for which reimbursement or payment is sought.

(iv) Participation in Plans. All Continued Employees shall cease active participation in all plans, programs and arrangements of the Sellers relating to compensation and employee benefits as of 11:59 p.m. on the day immediately prior to the Closing Date, and shall, from and after such time, be permitted to participate in plans provided by Buyer through December 31, 2007 that are no less favorable in the aggregate than those provided to Eligible Employees immediately prior to Closing. Commencing January 1, 2008 all Continued Employees will be permitted to participate in all of Buyer’s compensation and employee benefit plans. No liability arising under any Company Plan, program or benefit with respect to any Eligible Employee is assumed by the Buyer or any Buyer Plan, and any such liabilities will be the responsibility of the Sellers. Sellers shall take all action necessary to confirm that effective as of the Closing, the Acquired Companies will have withdrawn as a “participating employer” from any such Company Plan, program or benefit and each such Company Plan, program or benefit shall be deemed terminated with respect to the Acquired Companies effective at such time and date.

(v) Credit for Service. To the extent that any Continued Employees become eligible to participate in any Buyer Plan, for purposes of determining eligibility to participate and vesting, service with the Sellers shall be treated as service under such Buyer Plan other than Buyer’s bonus program. Such credited service shall also be recognized for purposes of satisfying any pre-existing conditions, actively at work exclusions and waiting periods with respect to participation by and coverage of the Continued Employees and their eligible dependents in the Buyer Plans. In addition, with respect to the Continued Employees, the Buyer shall use its commercially reasonable efforts to cause all Persons administering or underwriting any Buyer Plans that are group health plans, at no out-of-pocket cost to the Buyer, the Companies or the Subject Business, to (x) waive any pre-existing conditions, unless such conditions are excluded under the Sellers’ or the Buyer’s group health plan, and so long as there is not a gap in “creditable coverage” (as defined under HIPAA) of sixty-three (63) days or more, (y) waive any waiting periods with respect to the Continued Employees and their eligible dependents, and (z) waive any actively-at-work exclusions.

(vi) Termination.

(A) The Buyer and its Affiliates may retain the services of any Continued Employee or terminate any such Continued Employee’s employment at any time. If the employment of any Continued Employee is terminated by the Buyer or its Affiliates within one year following the Closing Date (other than for termination due to violation of generally applicable policies of such Persons), then the Buyer shall, or shall cause such Affiliate to, provide such employee with severance pay as set forth on Schedule 5(n)(vi) hereto in exchange for a release acceptable to the Buyer or its Affiliates.

(B) The Sellers shall retain liability and responsibility for the payment of severance benefits (if any), incurred prior to the Closing Date as a result of any Adverse Consequences, including the termination or transfer of employment of any current or past employee from the Sellers prior to the Closing Date; provided that, if the employment of any Retained Employee is terminated by the Companies or their Affiliates as a result of the transactions contemplated in this Agreement and the Buyer hires such terminated Retained Employee within one year following the Closing Date, the Buyer shall reimburse the Sellers for the Prorated Retained Employee Severance Amount applicable to such Retained Employee.

(vii) Paid Time Off. With regard to vacation allowances, Continued Employees shall continue accruing vacation benefits with Buyer as of the Closing Date in accordance with Sellers’ existing pre-Closing plans until December 31, 2007, at which time the Continued Employees will be included in Buyer’s Plans. Buyer shall provide, or shall cause the Acquired Companies, if applicable, to provide, credit for each Continued Employee’s service with the Companies, and their respective Affiliates to the same extent as such service was recognized by each of them immediately prior to the Closing Date, provided that the Buyer will not with respect to any Continued Employee provide any credit or compensation for unused vacation days or other paid time off accumulated with any Company or Affiliate thereof not taken prior to January 1, 2008.

(viii) WARN Act. The Buyer will not engage within sixty (60) days after the Closing Date in a “plant closing” or “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act, as amended, or any similar state law) with respect to the Subject Assets.

(ix) No Solicitation. From the date of this Agreement until one year from and after the Closing Date, the Sellers agree not to (and shall not permit any of their Affiliates to) solicit, offer employment to or employ any Continued Employee without the prior written consent of the Buyer; provided that, the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee who presents himself or herself for employment without direct or indirect solicitation by the Sellers or any Affiliate of the Sellers.

(x) COBRA. The Buyer shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each Continued Employee or any person related to such employee who is a “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs after the Continued Employee actually commences participation in the Buyer’s group medical plan. To the extent required by Law, the Sellers shall be solely responsible for any COBRA health care continuation claims of Retained Employees and their qualified beneficiaries.

(xi) Deductible Reimbursements. To the extent permitted by Law, within sixty (60) days following the Closing Date, the Sellers shall deliver to the Buyer a list of the deductible expenses paid by each Continued Employee under the Company Plans during the current plan year up to the Closing Date and the maximum deductible under the Company Plan in which the Continued Employee was enrolled immediately prior to Closing (the “Deductible Notice”). From and after the Closing Date through December 31, 2007, the Buyer shall reimburse each Continued Employee for any and all amounts paid by such Continued Employee during the current plan year up to December 31, 2007 that exceed the maximum deductible identified for such employee on the Deductible Notice; provided, that the Continued Employee provides to the Buyer the explanation of benefits sent to them by their insurance provider as proof of such payment. The Parties acknowledge and agree that nothing in this Section 5(n)(xi) obligates the Buyer to reimburse a Continued Employee for coinsurance or maximum out-of-pocket amounts.

(o) Transfer Retained Assets, Excess Working Capital Assets, and Assumption of Retained Obligations Prior to Closing. Prior to the Closing, the Sellers shall cause the Acquired Companies to transfer (by dividend, assignment or otherwise, but no such transfer is required to be for consideration paid to any Acquired Company) the Retained Assets owned by any Acquired Company to any of the Retained Companies or their stockholder(s) or members, as the case may be, and shall cause the Sellers or stockholders or members of any Seller to assume from each Acquired Company the Retained Obligations of such Acquired Company. In addition, prior to Closing, Sellers may cause any of the Companies to transfer (by dividend, assignment or otherwise), or at Closing may retain cash, cash equivalents or receivables in an amount up to the amount of same that existed as of the Valuation Time; provided, however that such transfers and retentions (x) are taken into consideration in calculating the Adjusted Working Capital attributable to the Subject Assets as of the Valuation Time and the Closing, as applicable, and (y) do not cause Adjusted Working Capital, as of either date, to be less than zero.

(p) Limitations.

(i) No Reliance. Buyer covenants that it has reviewed and had access to all documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to purchase the Acquired Companies and the Subject Assets, to assume the Assumed Obligations and to consummate the transactions contemplated hereby. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer covenants that it has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Sellers, their Affiliates, or any of their representatives, other than the representations and warranties of Sellers expressly set forth herein and the other Transaction Agreements.

(ii) Assets. Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that Sellers and their Affiliates are not making any representation or warranty whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties given in this Agreement and the other Transaction Agreements, and it is understood that Buyer, with such exceptions, takes the Subject Assets “as is” and “where is.” Without limiting the generality of the immediately preceding sentence, except as provided in this Agreement, Sellers hereby expressly disclaim and negate any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to (i) the condition of the Subject Assets and the Business related thereto (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any hazardous materials in or on, or disposed or discharged from, the Subject Assets) or (ii) any infringement by the Acquired Companies of any patent or proprietary right of any third party. Buyer has agreed not to rely on any representation made by Sellers with respect to the condition, quality, or state of the Subject Assets, except for those in this Agreement, but rather, as a significant portion of the consideration given to Sellers for this purchase and sale, has agreed to rely solely and exclusively upon its own evaluation and the representations, warranties, covenants, and agreements of Sellers in this Agreement and the other Transaction Agreements.

(q) Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in Sections 3, 4 and 5(m) of this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement, or amend promptly the Schedules to such Party’s Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Any such correction, supplement, or amendment shall be delivered to the other Party no later than three (3) business days prior to the Closing Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8 have been fulfilled, the Schedules to a Party’s Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto.

(r) AMEX Listing. Buyer will apply (promptly after the execution of this Agreement) for listing of the Units on the American Stock Exchange and use its good faith commercially reasonable best efforts to obtain approval of such listing as soon as practical.

(s) Cancellation of Letters of Credit. The Buyer shall use its commercially reasonable best efforts to replace, effective on the Closing Date, all of the letters of credit listed on Schedule 5(s) as security for the performance of Obligations under any Subject Contract and relating to the Assumed Obligations and any other letters of credit issued in the Ordinary Course of Business on behalf of any Company after the date hereof in accordance with Section 5(c) as security for the performance of its Obligations under any Subject Contract and relating to the Assumed Obligations, with letters of credit in like amount, in form and substance reasonably satisfactory to the beneficiaries of such letters of credit, issued on behalf of Buyer.

(t) Potential Reorganization Transactions. Each Party agrees to use its commercially reasonable efforts to amend and/or restate the refinery services agreements to which TDC is a party prior to Closing in a manner consistent with the form that the Parties have previously discussed and which ensures that income from such agreements constitutes “qualifying income” as such term is defined in the Code. To the extent any such agreement has not been amended and/or restated prior to Closing, the Parties agree that upon acquisition of TDC by Buyer, Buyer may cause TDC to assign such contract to a subsidiary of the Buyer, which will be taxed as a corporation and Sellers agree that they will cooperate fully, as and to the extent reasonably requested by Buyer, in connection with such assignment.

6. Post-Closing Covenants. The Parties agree as follows:

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9).

(b) Retained Obligations. Contemporaneous with the Closing, the Sellers shall pay all Indebtedness (other than letters of credit listed on Schedule 5(s) to be replaced by Buyer or provided after the date hereof in the Ordinary Course of Business and to be replaced by Buyer in connection with the Closing as provided in Section 5(s) with a similar instrument provided by or on behalf of Buyer in accordance with Section 5(s)). Sellers agree to timely pay and satisfy all other Retained Obligations as and when due.

(c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving the Companies or the Subject Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9).

(d) Non-assignment; Holding Arrangement. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a third party consent identified on Schedules 3(b)(ii) and 8(a)(vi) with respect to any Subject Asset (each a “Non-Assigned Asset”), such Non-Assigned Asset shall be held by its relevant or appropriate Seller for all times during the Holding Period (as defined below), and during such Holding Period (a) Sellers shall provide Buyer with the economic benefits and risks thereof, (b) Seller shall continue to use its commercially reasonable efforts to obtain the third party consent(s) related to such Non-Assigned Asset, and Buyer shall cooperate with Seller in such efforts, and (c) Buyer shall be entitled to enforce at its sole cost and expense, any and all rights of Seller or the relevant Seller against a third party with respect to such Non-Assigned Asset; provided that Sellers hereby constitute and appoint (and agree to cause the relevant or appropriate Seller to constitute and appoint), effective as of the Closing Date, Buyer and their successors and assigns as the true and lawful attorney of Sellers, as applicable with full power of substitution in the name of the Buyer, or in the name of Sellers, but for the benefit of the Buyer, to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets, and to defend or compromise any and all actions, suits or proceedings in respect of such Non-Assigned Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Seller will promptly pay to Buyer when received all monies received by Sellers or the relevant Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder, At such time as the third party consent for a Non-Assigned Asset is obtained, Sellers shall promptly assign such Non-Assigned

Asset to Buyer in a form mutually agreed between the Parties. For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include that portion of the associated plant, facility fixtures or other assets owned by a Company and located thereon. For purposes of this Section 6(d) the term “Holding Period” for any particular Non-Assigned Asset shall mean the period beginning on the Closing Date and ending on earlier of the date upon which (i) the contract for which consent was not obtained expires or (ii) such consent or an alternative arrangement is obtained on terms that are substantially similar to Buyer in both operational and economical respects.

(e) Ownership of Names; Change in Corporate Name.

(i) Subject to the last sentence of this Section 6(e)(i), from and after the Closing Date, the Buyer shall own, and have the exclusive right to refer to the Subject Business (and components thereof) in the same manner as the Companies did before the Closing, including the exclusive right to use the following names and/or brands (or any derivation thereof): Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company, T&T Chemical, Inc., Fuel Masters, LLC, TDC, L.L.C. and Red River Terminal, L.L.C., and to use such references in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured, or sold by the Buyer and its Affiliates, whether or not relating to the Subject Assets. The Buyer and its Affiliates will have the further ownership and right from and after the Closing Date to sell or otherwise use or dispose of any materials included in the inventory of the Business that bear the name of any Company alone or in combination with other words. The Buyer will also own and have the right from and after the Closing Date to use any signs, letterhead, invoices or other supplies that bear the name of any Company alone or in combination with other words. Notwithstanding anything herein to the contrary, any and all rights that the Buyer may have or be granted to use the name Davison hereunder or otherwise in connection with the Subject Business shall expire, and the rights to such name shall revert back to Sellers or their successors and assigns, on the date five (5) years after the Closing Date.

(ii) The Sellers will (and will cause each Company to) take all such action as may be required, if applicable, to change the name of each Seller, as promptly as practicable after consummation of the Closing, to one that is (i) distinctly different in sound and appearance from those listed above and (ii) reasonably acceptable to the Buyer. After the Closing, the Sellers shall not, and shall not permit any Affiliates to, (a) take any action to interfere with the exclusive use by the Buyer of any name and/or brand listed above in connection with the conduct and operation of its business or (b) use such name in connection with the conduct of a business; provided, however, that any Affiliate who is a natural person and whose last name is Davison may, subject to the terms of any applicable non-competition agreement, use such name in connection with the conduct of a business.

(f) Delivery and Retention of Records. Within 45 days after the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer, copies of Tax Records that are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to each Company or the Subject Assets (other than Tax Records) that are in the possession or control of the Seller; provided that such access shall not be construed to require the disclosure of records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law.

(g) Collection of Receivables.

(i) If any Subject Non-Performing Receivable remains uncollected as of the date of the Closing Statement, and an adjustment has been made for such receivable in the calculation of the Adjusted Working Capital, such Subject Non-Performing Receivable shall constitute a Retained Asset and Buyer will reassign to Sellers such uncollected receivable.

(ii) If, after the Closing Date, any Seller or any of their Affiliates receives any remittance from any account debtors with respect to the receivables (excluding any receivable reassigned to any Seller or constituting a Retained Asset), such Seller will (or will cause such Person to) endorse such remittance to the order of the Buyer and forward it to Buyer immediately upon receipt thereof.

(h) Buyer Partnership Agreement Amendment. As promptly as practicable after the Closing, Buyer will call a special meeting of its unitholders to be held as promptly as practicable (and in no event more than 120 days after Closing) and will use its commercially reasonable efforts to solicit unitholder approval of an amendment to the Buyer’s partnership agreement, in form mutually satisfactory to the Buyer’s general partner and the Sellers, to allow Sellers and their Affiliates to vote (notwithstanding the fact that at the record date for determining holders entitled to vote on such matters Sellers and their Affiliates hold more than 20% of Buyer’s “Outstanding” (as such term in defined in Buyer’s partnership agreement) Common Units) on all matters on which holders of Buyer’s Common Units have a right to vote other than matters relating to the succession, election, removal, withdrawal, replacement or substitution of the general partner of the Buyer. Subject to appropriate disclosure, including presentation in any proxy solicitation of advantages and disadvantages of the amendment and conflicts of interest, and to quorum and other requirements of the Buyer’s partnership agreement, Genesis GP shall recommend approval of such amendment, the proxy statement prepared and distributed for such meeting shall include such recommendation and Genesis GP and its Affiliates shall commit in the Unitholder Rights Agreement to vote their common units for approval of such amendment.

(i) Rilla Terminal Rebuild. As promptly as practical after the Closing, Sellers (at their cost and expense) shall relocate the “New Dock” (adjacent to the Ouachita River), as shown on Exhibit D, and construct (in accordance with applicable standards, including API 653 standards), install, and place in-service the 30,000 barrel gasoline tank shown on Exhibit D, relocate the dock and associated pipelines as necessary and as contemplated by Exhibit D, obtain all necessary or required river authority, local, state or federal licenses and permits related thereto, and assign all rights, title and interest in and to the facilities described in Exhibit D. Such facilities shall be constructed at the locations as set forth in Exhibit D.

(j) S-3 Eligibility

Buyer will use its commercially reasonable best efforts to ensure it is eligible on the Closing Date to use a Form S-3 Registration Statement for resales of the Units pursuant to the Registration Rights Agreement.

(k) Transition Matters. Buyer will use its commercially reasonable efforts to provide accounting, IT and payroll services relating to Affiliate services listed on Schedule 4(b) to the extent requested by Sellers until December 31, 2007. Sellers will reimburse Buyer for the actual costs incurred in connection with such services, such reimbursement to be made promptly following receipt by Sellers from Buyer of a reasonably detailed invoice for such services.

7. Buyer’s First Priority Lien on Pledged Units.

(a) Grant of Lien. Each Seller shall pledge and grant to Buyer a first priority perfected security interest in and to a number of Units equal to forty percent (40%) of the Units to be received by such Seller at the Closing constituting the estimated Unit Consideration Amount (the “Pledged Units”). Such security interest shall be created and governed by the Security Agreement, which provides that, if no default or event of default under the Security Agreement shall have occurred and then be existing, such security interest shall automatically terminate as follows, or sooner with respect to any such Pledged Units that are released to Buyer in satisfaction of indemnity claims hereunder in accordance with the terms of the Security Agreement:

Percent of Pledged Units Released	Release Date
(i)75%	24 months after Closing
(ii)25%	36 months after Closing

(b) Additional Lien Documents. Each Party shall execute and deliver, from time to time, uniform commercial code filings, acknowledgements, releases and such other documentation reasonably requested by the other Party to effect such arrangements described in Section 7(a).

8. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) (x) the representations and warranties of the Sellers contained in Sections 3(b) and 4 must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date) and (y) there shall be no Adverse Consequences attributable to Buyer’s Title Objections in excess of $100,000, except, in the case of (x) and (y) collectively, to the extent such inaccuracies, violations or breaches and Buyer’s Title Objections would not (or could not reasonably be expected to) result in a Seller Material Adverse Effect or materially and adversely affect the Sellers’ ability to consummate the transactions contemplated by this Agreement;

(ii) the Sellers must have performed and complied in all material respects with its covenants hereunder as of the Closing;

(iii) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv) the Sellers must have timely delivered all items required to be delivered at Closing pursuant to Section 2(d);

(v) there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(vi) the Sellers must have obtained all consents set forth on Schedule 8(a)(vi) (collectively, the “Seller Required Consents”), in form reasonably acceptable to the Buyer;

(vii) the Buyer shall have received the audited financial statements and the unaudited financial statements reviewed by its auditors for any applicable interim period in 2007 (and the comparable interim period in 2006), all in conformance with the requirements set forth in Section 5(b)(ii) and those audited financial statements shall reflect financial results meeting the conditions described in Part II of Schedule 1(j);

(viii) the American Stock Exchange shall have approved the listing of the Units on the American Stock Exchange; and

(ix) June 30, 2007 shall have passed.

The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or before the Closing.

(b) Conditions to Obligation of Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Buyer contained in Section 3(a) must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality or Buyer Material Adverse Effect)) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations, or breaches would not (or could not reasonably be expected to) result in a Buyer Material Adverse Effect or materially and adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement;

(ii) the Buyer must have performed and complied in all material respects with each of its covenants hereunder as of the Closing;

(iii) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv) the Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 2(e);

(v) there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(vi) the Buyer must have obtained all consents set forth on Schedule 8(b)(vi) (collectively, the “Buyer Required Consents”) in form reasonably acceptable to the Sellers;

(vii) the audited financial statements described in Section 8(a)(vii) shall reflect financial results meeting the conditions described in Part III of Schedule 1(j);

(viii) the Buyer shall have arranged for the replacement, effective on the Closing Date, of the letters of credit required pursuant to Section 5(s); and

(ix) the American Stock Exchange shall have approved the listing of the Units on the American Stock Exchange.

The Sellers may waive any condition specified in this Section 8(b) if they execute a writing so stating at or before the Closing.

9. Remedies for Breaches of this Agreement.

(a) Survival of Representations, Warranties and Covenants.

(i) Except to the extent provided to the contrary in Sections 9(a)(ii) – (a)(iv) below, all of the representations and warranties of the Buyer contained in Sections 3(a) and all of the representations and warranties of the Sellers contained in Sections 3(b) and 4 shall survive the Closing hereunder for a period of 1 year after the Closing Date.

(ii) The representations and warranties of (A) Buyer contained in Section 3(a)(v)(B) and (B) the Sellers contained in Section 4(a)(iii) shall not survive the Closing except to the extent a claim for any inaccuracy, violation or breach of same has been identified and disclosed to the other Party prior to Closing.

(iii) The representations and warranties of (A) the Buyer contained in Sections 3(a)(xiv)(Environmental), 3(a)(v)(A) (Title), 3(a)(vi) (Capitalization) and (B) the Sellers contained in Sections 4(l) (Environmental) and 4(a)(i)—(ii) (Title) to the extent not relating to an Insured Property, and 4(c) (Capitalization) shall survive the Closing hereunder for a period of 3 years.

(iv) The representations and warranties of (A) the Buyer contained in Section 3(a)(iv)(Brokers) and 3(a)(x) (Tax) and (B) the Sellers contained in Sections 3(b)(iv)(Brokers), 4(g)(Tax) and 4(u)(vii)(ERISA) shall survive the Closing until the 60th day after the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim.

(v) The covenants and obligations of Buyer and Sellers contained in this Agreement shall survive the Closing forever.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event: (x) of (1) any inaccuracy, violation or breach of any of the Sellers’ representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect) contained herein (other than representations or warranties contained in Sections 3(b)(iv) (Brokers), 4(c)(Capitalization), 4(g) (Tax) and 4(u)(vii) (ERISA)) or (2) any Adverse Consequences attributable to any Buyer’s Title Objections in excess of the first $100,000 thereof; (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 12(m) within such survival period, then from and after Closing the Sellers agree, jointly and severally, to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences actually suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach or Buyer’s Title Objection; provided that the Sellers shall not have any obligation to indemnify the Buyer Indemnitees from all such inaccuracies, violations and breaches and or Buyer’s Title Objection until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations and breaches and all such Buyer’s Title Objections in excess of an aggregate deductible amount equal to $5,000,000, at which point the Sellers shall be obligated to indemnify the Buyer Indemnitees from and against fifty percent (50%) of the next $5,000,000 of

Adverse Consequences by reason of such sum of all such inaccuracies, violations or breaches and all such Buyer’s Title Objections and 100% of all Adverse Consequences exceeding $10,000,000.

(ii) In the event of: (x) (1) any breach of Sellers’ covenants or obligations in this Agreement, or (2) any inaccuracy, violation or breach in any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect) contained in Sections 3(a)(vi) (Brokers), 4(c) (Capitalization), 4(g) (Tax) or 4(u)(vii) (ERISA), (y) there is an applicable survival period pursuant to Section 9(a); and (x) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 12(m) within such survival period, then from and after the Closing Sellers agree, jointly and severally, to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences actually suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 9(b)(ii).

(iii) Except to the extent they constitute Assumed Obligations, from and after the Closing the Sellers, jointly and severally, shall release, indemnify, and hold harmless the Buyer Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences arising from or relating to (a) the Retained Obligations or Permitted Indebtedness or (b) liability arising under Section 414(o) of the Code, or from having been under “common control” with any Company, within the meaning of Section 4001(a)(14) of ERISA or (c) any environmental condition, claim or loss existing or arising prior to the Closing, including, in the case of (a) through (c) above, the matters disclosed on the Schedules to this Agreement.

(iv) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Buyer Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Buyer Indemnitee is entitled to be indemnified under this Section 9(b), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 9. Except to the extent specified in the immediately preceding sentence with respect third party claims, Sellers shall not be liable to any Buyer Indemnitee for any exemplary, punitive, special or consequential damages. Sellers may elect to pay all or any portion of amounts due to Buyer under this Article in the form of Units; provided, however, that any payment in such form shall be valued at the average closing price for such Common Units on the Buyer’s primary securities exchange/market during the ten (10) trading days immediately preceding the day on which such payment is due.

(v) Notwithstanding anything in Section 9(b)(i) of this Agreement to the contrary, in no event shall Sellers ever be required to indemnify the Buyer Indemnitees for Adverse Consequences under Section 9(b)(i) in an amount exceeding, in the aggregate, $112,000,000.

(c) Indemnification Provisions for the Benefit of Sellers.

(i) In the event: (x) of any inaccuracy, violation or breach of any of the Buyer’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality or Buyer Material Adverse Effect) contained herein (other than a representation or warranty contained in Sections 3(a)(iv) (Brokers), 3(a)(vi) (Capitalization) and 3(a)(x) (Tax)); (y) there is an applicable survival period pursuant to Section 9(a); and (z) Sellers make a written claim for indemnification against the Buyer pursuant to Section 12(m) within such survival period, then from and after the Closing the Buyer agrees to release and indemnify the Seller Indemnitees from and against any Adverse Consequences actually suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Buyer shall not have any obligation to indemnify the Seller Indemnitees from any such inaccuracies, violations or breaches until the Seller Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such inaccuracies, violations or breaches in excess of an aggregate deductible amount equal to $5,000,000, at which point the Buyer shall be obligated to indemnify the Seller Indemnitees from and against fifty percent (50%) of the next $5,000,000 of Adverse Consequences and 100% of all Adverse Consequences exceeding $10,000,000.

(ii) In the event of: (x) (1)any breach of Buyer’s covenants or obligations in this Agreement or (2) any inaccuracy, violation or breach in any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality or Buyer Material Adverse Effect) contained in Sections 3(a)(vi) (Brokers), 3(a)(vi) (Capitalization) or 3(a)(x) (Tax), (y) there is an applicable survival period pursuant to Section 9(a); and (z) the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 12(m) within such survival period, then from and after the Closing Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences actually suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 9(c)(ii).

(iii) The Buyer shall release, indemnify, and hold harmless the Seller Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences relating to the Assumed Obligations.

(iv) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Seller Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Seller Indemnitee is entitled to be indemnified under this Section 9(c), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 9. Except to the extent specified in the immediately preceding sentence with respect to third party claims, Buyer shall not be liable to any Seller Indemnitee for any exemplary, punitive, special or consequential damages.

(v) Notwithstanding anything in Section 9(c)(i) of this Agreement to the contrary, in no event shall Buyer ever be required to indemnify the Seller Indemnitees for Adverse Consequences under Section 9(c)(i) in an amount exceeding, in the aggregate $112,000,000.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9(d)(i), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably.

(e) Indemnification if Negligence of Indemnitee; No Waiver of Rights or Remedies. THE INDEMNIFICATION PROVIDED IN THIS SECTION 9 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS. Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

(f) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (reduced by any insurance proceeds received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds as well as any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage). The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 9(f). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(g) Tax Treatment of Indemnity Payments. The Parties hereto agree that all indemnification payments made under this Agreement, including any payment made under Section 10 hereof, shall be treated as purchase price adjustments for Tax purposes.

(h) Exclusive Post-Closing Remedy. After the Closing, and except for any non-monetary, equitable relief to which any Party may be entitled, any remedies for willful misconduct or fraud, or any relief, remedies or rights under the Security Agreement regarding the parties thereto and the matters contained therein, the rights and remedies set forth in this Section 9 shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement.

(i) Additional Remedy Matters. To the extent any claim may be recoverable pursuant to more than one Section of this Article 9, the indemnified party may make such claim under any such Section in the alternative.

(j) Control by Sellers of Certain Retained Obligations.

(i) Pursuant to the provisions of Sections 5(o), 6(b) and 9(b)(iii), Sellers have agreed to retain, discharge and indemnify Buyer with respect to the Retained Obligations. In addition, Sellers have made certain representations and warranties hereunder with respect to environmental matters, for which Sellers have agreed to indemnify Buyer with respect to any breach pursuant to Section 9(b)(i). Buyer agrees that it will not precipitate the commencement of a claim for breach of Sections 5(o) or 6(b) or of a claim for which indemnification is required under Section 9(b) by conducting its own soil and groundwater sampling events without the prior written approval of the Sellers, which consent may not be unreasonably withheld (an “Approved Investigation”); provided, however, that the following shall be considered an Approved Investigation even if Sellers do not expressly consent thereto: (1) an investigation required or requested by any Governmental Authority (2) an investigation required by any Environmental, Health, and Safety Requirement, (3) an investigation in connection with investigating a Release of Hazardous Substances by Buyer or (4) investigation conducted subsequent to a post-Closing Release of Hazardous Substances, a post-Closing third-party claim relating to alleged off-site releases from the Subject Assets or a dispute between Buyer and Sellers with respect to whether a Release of Hazardous Substances constitutes a Retained Obligation or an obligation of Buyer, reasonably necessary to protect Buyer’s interest, the scope of which investigation is limited to addressing the post-Closing Release of Hazardous Substances, post-Closing third party claim or disputes between Buyer and Sellers as described above, and are not instituted solely for the purpose of making claims under this Agreement) provided that Buyer shall provide reasonable advance notice to Sellers of any investigation pursuant to clauses (1), (2), (3) or (4) above and permit Sellers or any representation of Sellers to attend and observe any such investigation.

(ii) Buyer shall promptly provide to Sellers copies of any data or reports that result from any Approved Investigations. Should Hazardous Substances or any violation of Environmental, Health, and Safety Requirements be discovered during any Approved Investigation, where the Release of Hazardous Substances occurred prior to the Closing and therefore constitutes a Retained Obligation, Sellers, at their sole discretion, shall be responsible for all investigative, response and remediation activities related to any Retained Obligation. Buyer and Sellers agree that they shall consult each other prior to and allow each other to participate in any submission of written communication or other deliverables owed to the applicable Governmental Authority having jurisdiction pursuant to Environmental, Health, and Safety Requirements and meetings or other non-written communications with such Governmental Authority. Should actions by any of the Sellers be required under Environmental, Health, and Safety Requirements to address Hazardous Substances discovered during any Approved Investigation, Buyer agrees to allow Sellers to perform any investigative and response activities as may be required in accordance with the least stringent commercially reasonable closure/remediation standard applicable to non-residential use of the property under applicable Environmental, Health, and Safety Requirements; provided, however that such actions, when complete, shall not materially affect the future use or value of the affected property.

(iii) Buyer agrees to cooperate with Sellers in performing their obligations hereunder, by (a) upon request, permitting Sellers and their representatives access, at reasonable times during normal business hours and in a manner which is not unreasonably disruptive to the operations of Buyer, to the non-privileged work papers, books and records of Buyer which are reasonably related to such claims and losses; and (b) providing Sellers and their contractors with access to the premises to conduct any necessary investigation or remedial action pursuant to Sellers’ obligations hereunder provided that any actions taken by Sellers (or the actions of any contractor, consultant or other Third Party hired by Sellers) are undertaken in a commercially reasonable manner to avoid undue disruption to the Buyer’s operations.

(iv) The Sellers shall conduct the defense of any Retained Obligation with counsel of its choice and shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Sellers shall not consent to the entry of any judgment or enter into any settlement with respect to any Retained Obligation which provides for or results in any payment by or Obligation of the Buyer or any Acquired Company of or for any damages or other amount, any Encumbrance on any of the Subject Assets, any finding of responsibility or liability on the part of the Buyer, any Acquired Company or the Subject Assets or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Buyer, any Acquired Company or the Subject Assets without the prior written consent of the Buyer, not to be withheld unreasonably. Buyer shall cooperate with Sellers and provide reasonable access to Buyer’s personnel, records and facilities at reasonable times upon the request of Sellers as may be necessary and desirable for Sellers to so defend with regard to any Retained Obligation.

(v) Upon notice from Sellers of Sellers’ assumption of such defense or handling of matters addressed in this Section 9(j), Sellers shall not be liable to Buyer for any legal, consulting, or other expenses incurred by Buyer in connection with the assumed defense or handling thereof, so long as Sellers comply with their obligations hereunder. Sellers shall have thirty (30) days after written notice of any Retained Obligations discussed herein is delivered to Sellers to decide whether or not to assume such defense or handling of the Retained Obligation. Without affecting its indemnity rights hereunder, Buyer shall have the right to defend or handle such matters if Sellers decline to defend or handle or do not make an election in this thirty (30) day period; provided, however, that Buyer shall not consent to the entry of any judgment or settle, compromise or otherwise resolve any such matter that may constitute a Retained Obligation without Sellers’ prior written consent, unless such settlement, compromise or resolution includes a complete and unconditional release of Sellers.

10. Tax Matters.

(a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Companies and the Subject Assets. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(b) Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Companies and the Subject Assets. Copies of such Pre-Closing Tax Returns will be provided to Buyer as soon as practicable. The Sellers shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

(c) Straddle Periods. The Buyer shall be responsible for Taxes of the Subject Assets related to the portion of any Straddle Period occurring after the Closing Date and for those Taxes constituting Assumed Obligations. The Sellers shall be responsible for Taxes of the Subject Assets relating to the portion of any Straddle Period occurring before and on the Closing Date other than those Taxes constituting Assumed Obligations. With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law shall not permit the Closing Date to be the last day of a Tax period, then (i) real or personal property Taxes with respect to the Subject Assets shall be allocated based on the number of days in the partial periods ending on the Closing Date and beginning after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Subject Assets for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Subject Assets for each partial period as determined from their books and records.

(d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least forty-five (45) days prior to the due date for filing such Straddle Return (including any extension) to the Sellers a statement setting forth the amount of Tax that each Seller owes, including the allocation of taxable income, if any, and Taxes under Section 10(c), and copies of such Straddle Return. The Sellers shall have the right to review such Straddle Returns and the allocation of taxable income, if any, and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns. The Sellers and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income, if any, and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Sellers as being owed by the Sellers. If the Buyer and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers. Within ten (10) days after such payment, the Sellers and the Buyer shall refer the matter to an independent “Big-Four” accounting firm agreed to by the Buyer and the Sellers to arbitrate the dispute. The Sellers and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amounts owed by the Sellers and Buyer with respect to a Straddle Return shall be binding on the Sellers and the Buyer. Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Sellers shall be entitled to reduce their obligation to pay Taxes with respect to a Straddle Return to the extent deducted in calculating Adjusted Working Capital or the Purchase Price and by the amount of any estimated Taxes paid with respect to and which will be treated as a payment of such Taxes on or before the Closing Date.

(e) Claims for Refund. The Buyer shall not, and shall cause each Acquired Company and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Subject Assets for whole or partial taxable periods on or before the Closing Date.

(f) Indemnification. The Buyer agrees to indemnify the Sellers against the Obligations of Buyer pursuant to Sections 10(h) and 10(p) and all Taxes of or with respect to the Subject Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Sellers agree to indemnify the Buyer against all Taxes to the extent contemplated by Section 10(h) (other than ad valorem and property Taxes) of or with respect to the Subject Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

(g) Cooperation on Tax Matters.

(i) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) The Buyer and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) The Buyer and the Sellers agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department regulations promulgated thereunder.

(h) Certain Taxes. The Sellers shall prepare and file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration or similar taxes and fees, provided, however, the Sellers shall present to the Buyer such Tax Returns and other documentation for the Buyer’s review and consent no later than ten (10) days before the due date of such Tax Returns and other documentation (which consent shall not be unreasonably withheld or delayed). If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Sellers, on or before the date such payments are due from the Sellers, any transfer, documentary, sales, use, stamp, registration or similar taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby. To the extent deducted in calculating Adjusted Working Capital or the Purchase Price, Buyer shall be responsible for and shall pay all ad valorem and property taxes relating to the Subject Real Property, and attributable to periods before the Closing Date. In addition, Sellers agree to cooperate at Buyer’s sole cost and expense with Buyer’s reasonable requests to structure the transactions contemplated by this Agreement in such form as Buyer may reasonably request to minimize the taxes described in this Section 10(h).

(i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

(j) Audits. The Sellers or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Subject Assets for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (I) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (II) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 10(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 10(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Sellers and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(l) Powers of Attorney. The Buyer, each Acquired Company, and their respective Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 10(k) hereof (including any refund claims which turn into audits or disputes).

(m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Sellers are responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 10(m), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(n) Purchase Price Allocation. The Sellers and the Buyer agree that the actual Purchase Price allocable to the Subject Assets shall be allocated to the Subject Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Sellers as soon as practicable, but in any event no later than ninety (90) days following the Closing Date, provided, however, that the Buyer and Sellers agree to use their commercially reasonable best efforts to agree upon an allocation of (i) the Cash Consideration portion of the Purchase Price first to tangible assets and then to intangible assets that are “amortizable Section 197 intangibles” within the meaning of Section 197 of the Code and (ii) the Unit Consideration Amount of the Purchase Price to intangibles other than “amortizable Section 197 intangibles,” if any, so agreed upon. The Buyer, the Sellers and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

(o) Closing Tax Certificate. At the Closing, each Seller shall deliver to the Buyer a certificate in the form of Exhibit E, signed under penalties of perjury (i) stating it is not (and no Seller is) a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(p) Tax Protection. The Buyer agrees for the benefit of each Seller that, if the Buyer directly or indirectly sells, exchanges, transfers, or otherwise disposes of Subject Assets or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause Buyer or any of the Sellers to recognize gain under Section 704(c) of the Code, then Buyer shall pay to each affected Seller an amount equal to the product of (x) the Tax Protection Percentage and (y) the lesser of:

(i) the aggregate federal, state and local income Taxes incurred by such Seller as a result of the income or gain allocated to, or otherwise recognized by, such Seller with respect to its Units by reason of such sale, exchange, transfer or other disposition, or

(ii) the aggregate federal, state and local income Taxes that would have been payable by such Seller if the Subject Assets had been sold on the Closing Date for its fair market value (computed based upon tax rates in effect for the period during which the event giving rise to the computation hereunder has occurred), reduced to reflect:

(A) reductions prior to such disposition in the “book-tax disparity” with respect to such Subject Assets (but only if and to the extent that such reduction is matched dollar for dollar by a reduction in the gain allocable to the Sellers by reason of such sale or other disposition pursuant to Section 704(c) of the Code), and

(B) with respect to a Seller who acquired Units subsequent to the Closing Date, the reduction in gain that results from such Seller’s having a special inside basis under Section 743 of the Code in the relevant Subject Assets (by treating the special inside basis as the basis for determining gain on the deemed sale described in clause (ii)).

For purposes of this Section 10(p), “Tax Protection Percentage” shall mean:

From and including:	Until:	Percentage:
Closing Date	the 6 month anniversary of Closing Date	100%
the 6 month anniversary of Closing Date	the 12 month anniversary of Closing Date	80%
the 12 month anniversary of Closing Date	the 18 month anniversary of Closing Date	60%
the 18 month anniversary of Closing Date	the 24 month anniversary of Closing Date	40%
the 24 month anniversary of Closing Date	the 36 month anniversary of Closing Date	10%
After the 36 month anniversary of Closing Date		0%

11. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(i) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

(ii) The Buyer may terminate this Agreement, if the Buyer is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Sellers at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Sellers contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect) materially and adversely affect the Seller’s ability to consummate the transaction contemplated by this Agreement or would constitute or result in a Seller Material Adverse Effect, (x) the Buyer has notified the Sellers of the breach, (y) the breach has continued without cure for a period of 10 business days after the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before October 1, 2007 (unless such failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement);

(iii) The Sellers may terminate this Agreement, if the Sellers are not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Buyer at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Buyer contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality or Buyer Material Adverse Effect) materially and adversely affect the Buyer’s ability to consummate the transaction contemplated by this Agreement or would constitute or result in a Buyer Material Adverse Effect, (x) the Sellers have notified the Buyer of the breach, (y) the breach has continued without cure for a period of 10 business days after the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Sellers’ obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before October 1, 2007 (unless such failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement); and

(iv) The Buyer or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

(b) Effect of Termination. Except for the obligations under Sections 11 and 12, if any Party terminates this Agreement pursuant to Sections 11(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party and except that termination of this Agreement will not affect any liability of any Party for any willful breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

12. Miscellaneous.

(a) Confidentiality.

(i) The Sellers shall, and shall cause their Affiliates to, not make disclosure of any Confidential Information to any Person other than to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Subject Assets; (iii) as required by Law or any securities exchange or market rule;

(iv) as may be requested or required by any Governmental Authority (provided that the Sellers first notify the Buyer and give the Buyer the opportunity to contest such request or requirement), or (v) except with prior notice of such request for disclosure to, and consent of, the Buyer (which consent may be withheld in the Buyer’s sole discretion).

(ii) The Sellers shall, and shall cause their Affiliates to, treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. If any Seller is ever requested or required (by oral question or request for information or documents in any action) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 12(a)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers, on the written advice of counsel, are compelled to disclose any Confidential Information to any Government Authority, arbitrator, or mediator or else stand liable for contempt, that the Sellers may disclose the Confidential Information to the Government Authority, arbitrator, or mediator; provided, however, that the Sellers will use their commercial reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer may designate.

(b) Insurance.

(i) The Sellers, on the one hand, and the Buyer, on the other hand, shall use their commercially reasonable best efforts to file, notice, and otherwise continue to pursue any Insurance Rights that the other Party desires to pursue, provided, however, that nothing contained in this Section 12(b) or elsewhere in this Agreement shall be construed to limit Sellers’ rights to cancel the coverage(s) of any of the Insurance Policies of the Retained Companies in respect of any fact, circumstance or event relating to the Subject Assets or Subject Business that occurs or arises after the Closing.

(ii) Sellers, on the one hand, and Buyer, on the other hand, will file all insured claims (both before and after Closing) that may be filed under any Company Insurance Policy issued to it or its Affiliates and will thereafter coordinate with the other Party to resolve all such claims relating to such Parties Insurance Rights.

(c) Expenses. Except as otherwise expressly provided in this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the other Transaction Agreements, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(d) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Succession. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g) Incorporation of Exhibits and Schedules. The Exhibits, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof. If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail. To the extent of any ambiguity, inconsistency or conflict between this Agreement and any other Transaction Agreement, the terms of this Agreement will prevail.

(h) Joint and Several Obligations. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to each Seller or any of their respective Affiliates pursuant to this Agreement, including obligations to make indemnity payments, will be deemed to be made by and attributable to all Sellers, jointly and severally, and the Buyer will have the right to pursue remedies against any or all such Persons without any obligation to give notice to or pursue remedies against any other Person; provided, however, that from and after the Closing the Acquired Companies shall have no obligations under, and no liabilities relating to, this Agreement. Each Seller acknowledges and agrees that it has irrevocably appointed James E. Davison, an individual, as its sole representative with power and authority to act under this Agreement, including making elections under this Agreement, amend or otherwise modify this Agreement and receiving delivery of the Purchase Price. In the event James E. Davison is unavailable or unwilling to serve as such representative, each Seller acknowledges and agrees that it has irrevocably appointed James E. Davison, Jr. as its sole alternate representative with power and authority to act under this Agreement, including making elections under this Agreement, amend or otherwise modify this Agreement and receiving delivery of the Purchase Price.

(i) Set off Rights. The Buyer will have the option of setting off all or any part of any amounts due it or its Affiliates under any Transaction Agreement by notifying the Sellers that the Buyer is electing to set off the amount outstanding under this Agreement by the amount of such damages. The Buyer’s exercise, if in good faith, of its set off rights will not constitute an event of default under this Agreement or any other Transaction Agreement.

(j) Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(k) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Schedules. If any Schedule to this Agreement discloses a matter in such a way as to make its relevance to the disclosure required by another Schedule to this Agreement readily apparent on the face of such disclosure, the matter shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of an appropriate cross reference to the other Schedule.

(m) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Sellers:	James E. Davison
c/o Davison Petroleum Products, L.L.C.
2000 Farmerville Highway
Ruston, LA 71270
Telephone: (318) 255-3850
Fax: (318) 255-8936

(with a copy, which shall not constitute notice, to:)

Andrews Kurth LLP
Attn: G. Michael O’Leary
4200 Chase Tower
600 Travis Street
Houston, Texas 77002
Telephone: (713) 220-4360
Fax: (713) 220-7130

If to Buyer:	Genesis Energy, L.P.
Attn: Chief Executive Officer
500 Dallas, Suite 2500
Houston, TX
Telephone: (713) 860-2500
Fax: (713) 860-2636

(with a copy, which shall not constitute notice, to:)

Akin Gump Strauss Hauer & Feld LLP
Attn: J. Vincent Kendrick
1111 Louisiana, Suite 4400
Houston, Texas 77002
Telephone: (713) 220-5839
Fax: (713) 236-0822

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(n) Governing Law; Venue; Service of Process; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS, PROVIDED, HOWEVER, THAT ALL REAL PROPERTY MATTERS SHALL BE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED.

(i) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATES OF LOUISIANA AND TEXAS AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN RUSTON, LOUISIANA OR HOUSTON, TEXAS (THE “COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. .

(ii) EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE

PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SET FORTH IN OR DESIGNATED PURSUANT TO SECTION 12(M) OR BY ANY OTHER MEANS PERMITTED BY THE LAWS OF THE STATES OF LOUISIANA OR TEXAS.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(o) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Sellers or on behalf of Sellers by their representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(q) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same means, regardless of which word is used. References to a Party include its permitted successors and assigns. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(r) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES (OTHER THAN THOSE CONTAINED IN THE CONFIDENTIALITY AGREEMENT), WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

(s) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(t) Non-Recourse to General Partner. Neither Buyer’s general partner nor any other owner of equity interests in the Buyer shall be liable for the obligations of the Buyer under this Agreement or any of the Transaction Documents, including, in each case, by reason of any payment obligation imposed by governing state partnership statutes.

*****

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date in the preamble.

BUYER:

GENESIS ENERGY, L.P.

By:	Genesis Energy, Inc., its sole general partner

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

Contribution and Sale Agreement Signature Page

SELLERS:

DAVISON PETROLEUM PRODUCTS, L.L.C.

By:	/s/ Steven K. Davison
Name:	Steven K. Davison
Title:	Manager

DAVISON TRANSPORT, INC.

By:	/s/ James E. Davison, Jr.
Name:	James E. Davison, Jr.
Title:	President

TRANSPORT COMPANY

By:	/s/ Steven K. Davison
Name:	Steven K. Davison
Title:	President

DAVISON TERMINAL SERVICE, INC.

By:	/s/ James E. Davison, Jr.
Name:	James E. Davison, Jr.
Title:	President

SUNSHINE OIL & STORAGE, INC.

By:	/s/ James E. Davison
Name:	James E. Davison
Title:	President

T&T CHEMICAL, INC.

By:	/s/ James E. Davison, Jr.
Name:	James E. Davison, Jr.
Title:	President

FUEL MASTERS, LLC

By:	/s/ Rodney E. Plummer
Name:	Rodney E. Plummer
Title:	Secretary/Treasurer

Contribution and Sale Agreement Signature Page

TDC, L.L.C.

By:	/s/ Steve Nathanson
Name:	Steve Nathanson
Title:	Manager

RED RIVER TERMINAL, L.L.C.

By:	/s/ Todd A. Davison
Name:	Todd A. Davison
Title:	President

Contribution and Sale Agreement Signature Page